Exhibit 10.16

Execution Version

STOCK PURCHASE AGREEMENT

by and between

SMART STORAGE SYSTEMS (GLOBAL HOLDINGS), INC.,

SANDISK CORPORATION,

SANDISK MANUFACTURING

and

solely for purposes of Section 5.7(c), Section 5.8, ARTICLE VIII and ARTICLE IX,

SALEEN HOLDINGS, INC.,

SALEEN INTERMEDIATE HOLDINGS, INC.

and

SMART WORLDWIDE HOLDINGS, INC.

dated as of July 2, 2013

i

Exhibits

Exhibit A	Restructuring Annex I – Legacy Defense Business Employees Annex II – Legacy Defense Business Products Part Numbers Annex III – Forms of Transfer Documentation
Exhibit B	Form of A&R IP Cross-License Agreement
Exhibit C-1	Form of Buyer General Release
Exhibit C-2	Form of Seller General Release
Exhibit D	Closing Net Working Capital Methodology
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of SL Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Offer Letter

v

Exhibit 10.16

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 2, 2013, is entered into by and between SMART STORAGE SYSTEMS (GLOBAL HOLDINGS), INC., a Cayman Islands exempted company (“Seller”), SANDISK CORPORATION, a Delaware corporation (“Buyer”), SANDISK MANUFACTURING, a Republic of Ireland company (“BuyerSub”), and solely for purposes of Section 5.7(c), Section 5.8, ARTICLE VIII and ARTICLE IX, Saleen Holdings, Inc., a Cayman Islands exempted company (“Saleen Holdings”), Saleen Intermediate Holdings, Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Saleen Holdings (“Saleen Intermediate”), and SMART Worldwide Holdings, Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Saleen Intermediate (“SMART Worldwide” and together with Seller, Buyer, BuyerSub, Saleen Holdings and Saleen Intermediate, the “parties”).

WHEREAS, Seller directly owns all of the issued and outstanding shares of capital stock or other equity securities designated on Section 3.2 of the Seller Disclosure Schedule (the “Sold Shares”) of (i) SMART Storage Systems, Inc., an Arizona corporation (“Storage AZ”), (ii) SMART Storage Systems Sdn. Bhd., a Malaysia corporation (“Storage Malaysia”), and (iii) SMART Storage Systems (SG), PTE, LTD., a Singapore private limited company (“Storage Singapore”) (together with SMART Storage Systems GmbH, an Austrian limited liability company (“Storage Austria”), collectively the “Sold Companies”);

WHEREAS, prior to the Business Day immediately preceding the Closing Date, Seller, the Sold Companies and certain of Seller’s other Subsidiaries shall have consummated the transactions set forth on Exhibit A attached hereto (the “Restructuring”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Buyer’s and BuyerSub’s willingness to enter into this Agreement, each of the Key Employees (as defined herein) has executed and delivered to Buyer an employment offer letter (each, a “Key Employee Offer Letter”), which Key Employee Offer Letters shall only become effective at the Closing (as defined herein); and

WHEREAS, Seller desires to sell, and Buyer and BuyerSub (as applicable) desire to purchase, the Sold Shares, on the terms and subject to the limitations and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“A&R IP Cross-License Agreement” means the Amended and Restated Intellectual Property Cross-License Agreement to be dated as of the Closing Date between the Storage Parties (as defined therein), the Memory Parties (as defined therein) and the Defense Parties (as defined therein), in the form of Exhibit B attached hereto.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement (including the Restructuring), (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of any of the Sold Companies (except, in each case, for (1) sales and non-exclusive licenses of products and services of the Sold Companies, including the sale or other disposition of supply, inventory or trading stock, in the ordinary course of business consistent with past practices, (2) transfers among the Sold Companies, (3) the transactions contemplated by the A&R IP Cross-License Agreement and (4) the transactions contemplated by the Transition Services Agreement), (ii) the issuance, disposition or acquisition of (a) any capital stock or other equity security of any of the Sold Company, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of any Sold Company, or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Sold Company or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving any Sold Company.

“Action” means any litigation, claim, action, arbitration, suit, hearing or proceeding (whether a civil, criminal, appellate or administrative proceeding).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; provided, that none of the Sold Companies shall be considered Affiliates of any portfolio company in which Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa).

“Aggregate Replacement Option Value” means the sum of the Replacement Option Values of all Assumed Business Employee Options.

“Agreement” means this Stock Purchase Agreement by and between the parties hereto (including the Annexes, Exhibits and Schedules attached hereto).

“Applicable Buyer Stock Price” means the average of the closing sale prices for a Buyer Share on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending with, and including, the trading day that is two (2) trading days prior to the Closing Date. By way of illustration with respect to the foregoing sentence, if the Closing Date occurs on a Thursday, the last closing sales price used for the averaging period would be the closing sales price of a Buyer Share on the immediately preceding Tuesday.

“Assumed Business Employee Option” means each Seller Option that is outstanding and unvested as of immediately prior to the Closing (excluding, for the avoidance of doubt, any Seller Options that vest as of a result of the Closing) and held by a Continuing Employee.

“Assumed Business Employee Option Rollover Value” means the product of (i) the Fully Diluted Per Share Portion, multiplied by (ii) (A) $307,000,000, plus (B) Estimated Cash on Hand, minus (C) Estimated Closing Indebtedness, minus (D) Estimated Unpaid Sold Company Transaction Expenses, plus (E) the amount (if any) by which Estimated Net Working Capital is in excess of the Target Net Working Capital, minus (F) the amount (if any) by which the Target Net Working Capital is in excess of Estimated Net Working Capital, plus (G) the aggregate exercise prices of all Seller Options outstanding as of immediately prior to the Closing (whether or not Vested Seller Options), minus (H) all Obligations (as defined in the Revolving Credit Agreement) paid by Seller to SMART Worldwide pursuant to the Revolving Credit Agreement Release, minus (I) the amount of Seller Group Transaction Expenses paid prior to the Closing Date or payable on the Closing Date.

“Balance Sheet Date” means May 31, 2013.

“Benefit Plan” means each pension, profit-sharing, deferred compensation, savings, retirement, supplemental retirement, excess benefit, employment, consulting, severance, termination, compensation, incentive, deferred compensation, bonus, stock purchase, stock option or other equity or equity-linked compensation, change-in-control, transaction, retention, salary continuation, vacation, paid-time-off, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, accident, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, tuition or educational assistance, dependent care assistance, employee assistance, adoption assistance, fringe benefit or any other compensation or benefit plan, program, arrangement or agreement, including each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) trust, escrow, or funding mechanism related to any of the foregoing.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in San Jose, California or New York, New York.

“Business Employee” means, at any time of determination thereof, each employee of the Sold Companies at such time; provided, that, “Business Employee” does not include any of the employees of the Legacy Defense Business, each of whom is identified on Annex I of Exhibit A attached hereto (other than externally-hired replacements or employees transferred from the Remaining Entities as replacements for any such employees of the Legacy Defense Business who cease to be employed by the Legacy Defense Business for any reason (for clarity, any such replacements shall not constitute Business Employees)).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof.

“Buyer Fundamental Reps” means the representations and warranties of Buyer set forth in Section 4.2 (Authority) and Section 4.6 (Brokers and Other Advisors).

“Buyer General Release” means the General Release to be dated as of the Closing Date, in the form of Exhibit C-1 attached hereto.

“Buyer Share” means a share of common stock, $0.001 par value, of Buyer.

“Cash on Hand” means, with respect to the Sold Companies, all cash and cash equivalents, as of the close of business on the Business Day immediately preceding the Closing Date after giving effect to the Restructuring, determined in accordance with GAAP, less the amount of any Excess Restricted Cash Cost. For the avoidance of doubt, Cash on Hand shall (i) be calculated net of uncleared checks and drafts issued by the Sold Companies and (ii) include uncleared checks and drafts received or deposited for the account of the Sold Companies. For the avoidance of doubt, Cash on Hand may be a negative number.

“Closing Agreements” means (i) the SL Agreement, (ii) the A&R IP Cross-License Agreement, (iii) the Escrow Agreement, (iv) the Transition Services Agreement, (v) the Buyer General Release, (vi) the Seller General Release and (vii) any other agreement related to the transactions contemplated hereby and mutually agreed by Seller and Buyer to be entered into at Closing.

“Closing Indebtedness” means the Indebtedness of the Sold Companies (excluding (i) any such Indebtedness that is owed to another Sold Company and (ii) any Indebtedness under the Revolving Credit Agreement (which shall be repaid in full in accordance with the Revolving Credit Agreement Release pursuant to Section 5.9(a))) immediately prior to the Closing.

“Closing Net Working Capital” means (i) the Current Assets, minus (ii) the Current Liabilities, in each case, as of the close of business on the Business Day immediately preceding the Closing Date after giving effect to the Restructuring and as determined in accordance with Exhibit D attached hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Benefit Plan” means each Benefit Plan that is maintained, participated in, sponsored or contributed to by any of the Sold Companies or any of their respective Affiliates and which covers, is entered into by or with and/or provides compensation or benefits to any current or former Business Employees, or with respect to which any of the Sold Companies or any of their respective Affiliates contributes or is obligated to contribute, or with respect to which any of the Sold Companies or any of their respective Affiliates or with respect to which any of the Sold Companies or any of their respective Affiliates may have any liability, whether fixed or contingent, other than any Seller Benefit Plan.

“Company Products” means each product or service designed, developed, manufactured, sold, licensed, leased, distributed, provided or otherwise made available to customers, clients, distributors, resellers, joint venture partners, development partners and similar entities by any of the Sold Companies.

“Company-Owned Intellectual Property” means all Registered IP and all unregistered Intellectual Property that is in each case owned by the Sold Companies.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Authority regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Consents” means consents, approvals, clearances, exemptions or the expiration or termination of any prescribed waiting period.

“Contract” means any oral or written contract, lease, license, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Assets” has the meaning specified in Exhibit D attached hereto.

“Current Liabilities” has the meaning specified in Exhibit D attached hereto.

“Distributable Closing Date Consideration” means (i) the Estimated Purchase Price, plus (ii) the aggregate exercise prices of all Seller Options that are not Assumed Business Employee Options, minus (iii) the Escrow Amount, minus (iv) the Holdback Amount, minus (v) all Obligations (as defined in the Revolving Credit Agreement) paid by Seller to SMART Worldwide pursuant to the Revolving Credit Agreement Release, minus (vi) the amount of Seller Group Transaction Expenses paid prior to the Closing Date or payable on the Closing Date.

“Enterprise Storage Device” means a device that has NAND flash memory (including both two dimensional and three dimensional variants thereof) as greater than 75% of the memory content and is used as either a storage or caching device in enterprise applications and (a) has either (i) an industry standard Serial ATA or Serial Attached SCSI interface or (ii) a PCIe interface, and (b) is sold to storage or server customers either directly or through intermediaries such as value added resellers, and (c) has a storage capacity greater than or equal to 150 gigabytes (with such amount of capacity increasing to 165 gigabytes on the one (1) year anniversary of the Closing Date and increasing to 180 gigabytes on the two (2) year anniversary of the Closing). Notwithstanding anything herein to the contrary, “Enterprise Storage Device” does not include (i) non-volatile dual in-line memory modules (such term defined as dynamic random-access memory modules with non-volatile Flash backup capability) or other products utilizing dual in-line memory module form factors, in each case that do not utilize NAND flash memory endurance enhancement technology developed by or on behalf of the Remaining Entities, (ii) mini-Serial ATA, iSATA or other small form factor products, and their natural successors, in each case that do not utilize NAND flash memory endurance enhancement technology developed by or on behalf of the Remaining Entities, (iii) products used in networking products, automotive products, telecommunications products, medical products, industrial products, military products, aerospace products, avionic products or consumer devices (like smartphones, tablets, notebook, personal computer and other consumer-purchased end-products), or (iv) any of the current products of (A) the Remaining Entities as evidenced by data sheets and/or part numbers set forth on Section 1.1(a) of the Seller Disclosure Schedule and (B) the Legacy Defense Business as evidenced by the current part numbers listed on Annex II of Exhibit A attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means Bank of America, National Association.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date, in the form of Exhibit E attached hereto.

“Escrow Amount” means an amount equal to the product of (i) the Estimated Purchase Price multiplied by (ii) ten percent (10%).

“Escrow Release Consideration” means funds distributed from the Escrow Account to Seller in accordance with the terms of this Agreement and the Escrow Agreement.

“Estimated Cash on Hand” means Seller’s good faith estimate of the amount of Cash on Hand, based on the books and records of Seller and the Sold Companies.

“Estimated Closing Indebtedness” means Seller’s good faith estimate of the amount of Closing Indebtedness, based on the books and records of Seller and the Sold Companies.

“Estimated Net Working Capital” means Seller’s good faith estimate of the amount of Closing Net Working Capital, based on the books and records of Seller and the Sold Companies.

“Estimated Unpaid Sold Company Transaction Expenses” means Seller’s good faith estimate of the amount of Unpaid Sold Company Transaction Expenses, based on the books and records of Seller and the Sold Companies.

“Estimated Purchase Price” means (i) $307,000,000, plus (ii) Estimated Cash on Hand, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Unpaid Sold Company Transaction Expenses, plus (v) the amount (if any) by which Estimated Net Working Capital exceeds Target Net Working Capital by more than $100,000, minus (vi) the amount (if any) by which the Target Net Working Capital exceeds Estimated Net Working Capital by more than $100,000, minus (vii) the Aggregate Replacement Option Value.

“Estimated Purchase Price Elements” means, collectively, the following: (i) Estimated Cash on Hand; (ii) Estimated Closing Indebtedness; (iii) Estimated Unpaid Sold Company Transaction Expenses; and (iv) Estimated Net Working Capital.

“Excess Restricted Cash Cost” means, with respect to the Sold Companies, the amount of Tax (assuming the maximum applicable federal, state and local Tax rates) that would be incurred if, immediately after Closing, all Restricted Cash in excess of $1,000,000 were dividended or distributed to Buyer or any United States Subsidiary of Buyer.

“Final Purchase Price” means (i) $307,000,000, plus (ii) Cash on Hand, minus (iii) Closing Indebtedness, minus (iv) Unpaid Sold Company Transaction Expenses, plus (v) the amount (if any) by which Closing Net Working Capital exceeds the Target Net Working Capital by more than $100,000, minus (vi) the amount (if any) by which the Target Net Working Capital exceeds Closing Net Working Capital by more than $100,000, minus (vii) the Aggregate Replacement Option Value.

“Final Purchase Price Elements” means, collectively, the following: (i) Cash on Hand; (ii) Closing Indebtedness; (iii) Unpaid Sold Company Transaction Expenses; and (iv) Closing Net Working Capital.

“Fully Diluted Per Share Portion” means a fraction (i) the numerator of which is one, and (ii) the denominator of which is equal to the sum, without duplication, of (A) the number of Seller Shares issued and outstanding immediately prior to the Closing (other than any such shares held by Seller) plus (B) the number of Seller Shares issuable upon the exercise of all Seller Options outstanding as of immediately prior to the Closing (whether or not Vested Seller Options).

“Fully Diluted Per Share Portion of the Legacy Defense Value” means the product of (i) the Fully Diluted Per Share Portion, multiplied by (ii) the Legacy Defense Value.

“GAAP” means United States generally accepted accounting principles.

“Governmental Antitrust Authority” means any Governmental Entity with regulatory jurisdiction over any Consent required for the consummation of the transactions contemplated by this Agreement under the HSR Act or other Competition Law.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States, international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Holdback Amount” means $5,000,000, which shall be used by Seller solely for the purpose of satisfying any Seller Group Transaction Expenses paid or payable from and after the Closing Date and not otherwise accounted for in the Distributable Closing Date Consideration.

“Holdback Release Amount” means any portion of the Holdback Amount that is determined from time to time in the sole and absolute discretion of Seller to no longer be required to satisfy any potential future Seller Group Transaction Expenses from and after such determination date (each such determination date being a “Holdback Release Determination Date”); provided, that the entire balance of the Holdback Amount (if any) remaining two (2) months prior to the fifth anniversary of the Closing Date (the “Holdback Release Deadline”) shall be deemed a Holdback Release Amount for purposes of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and accrued interest, premiums (if any) and penalties (if any) in respect of (A) obligations of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments or other debt securities for the payment of which such Person is responsible or liable, (ii) all obligations of such Person as lessee that are capitalized in accordance with GAAP, (iii) all obligations of such Person in respect of purchase money loans by such Person, (iv) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but solely to the extent drawn and not paid) and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property” means all worldwide intellectual property and intellectual property rights, including: (i) trade secrets, inventions (whether or not patentable), discoveries, technologies, know-how, processes, methods, techniques, algorithms, schematics, specifications, drawings, technical data, designs, and documentation related to the foregoing; (ii) patents and applications therefor, including all disclosures, provisionals, continuations, continuations-in-part, and counterparts (whether foreign or domestic) thereof and patents issuing thereon, along with any reexaminations, reissues and extensions thereof; (iii) trademarks, trade names, trade dress, brand names, corporate names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications and other source indicators (whether registered, unregistered or existing at common law, including all goodwill attaching thereto); (iv) moral rights and similar personal or other rights; and (v) copyrights, copyrighted works, mask works, net lists and code modules for hardware description in any and all forms, computer software, including copyright registrations, and unregistered copyrights.

“Inventory” means all inventory, finished goods, raw materials and work in progress maintained, held or stored by or for the Sold Companies.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means those Business Employees set forth on Section 1.1(b) of the Seller Disclosure Schedule.

“Knowledge of Buyer” and “Buyer’s Knowledge” each means the actual knowledge (without independent inquiry) of the individuals listed on Section 1.1(c)-1 of the Buyer Disclosure Schedule.

“Knowledge of Seller” and “Seller’s Knowledge” each means the actual knowledge (without independent inquiry) of the individuals listed on Section 1.1(c)-2 of the Seller Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other statute, law, treaty, convention, ordinance, rule, code, directive, regulation, ruling or other similar requirement enacted, adopted or promulgated by any Governmental Entity, as amended unless expressly specified otherwise herein.

“Legacy Defense Business” means the business conducted by Seller and the Sold Companies (and certain other Subsidiaries of Seller following the Restructuring) related to the current part numbers of which are listed on Annex II of Exhibit A attached hereto.

“Legacy Defense Value” means $8,749,000.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, claim, option to purchase or lease or otherwise acquire any interest, charge, security interest, pledge, hypothecation, easement, right-of-way, encumbrance or other adverse claim (as defined in Article 8 of the Uniform Commercial Code) in respect of such property or asset.

“Loss” or “Losses” means any and all losses, liabilities, claims, damages, obligations, Taxes and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees), including any of the foregoing arising under, out of or in connection with any Action; provided, however, that (x) any consequential or similar losses, liabilities or damages must be a reasonably foreseeable consequence of the condition or event giving rise to the associated claim for indemnification, (y) Loss excludes any loss or liability that has been accrued for or reserved against in the Financial Statements (to the extent of such accrual or reserve) and any special, punitive or similar damages (unless such punitive or similar damages are awarded by an arbitrator or Governmental Entity in connection with a Third Party Claim and paid to such third party by an Indemnified Party), and (z) Loss excludes any loss, liability or damages calculated on the basis of a multiple of historical financial results of the Sold Companies (for example, EBITDA and net income) where such calculation does not reasonably reflect lost profits or diminution in value of the Sold Companies; and provided, further, that there shall be no Loss with respect to any breach of any representations or warranties of Seller set forth Section 3.12 (other than any Losses actually incurred by a Seller Indemnified Person through the Cure Date as a result of such breach) if and to the extent that the Remaining Entities thereafter transfer, deliver and contribute to the Sold Companies all of their right, title and interest to, and under, such applicable asset, property or right that otherwise was the cause of such breach (the date of such transfer, delivery and contribution being referred to as the “Cure Date”); provided, however, that the Cure Date occurs within thirty (30) days following Seller’s receipt of written notice from Buyer of such breach.

“Material Adverse Effect” means any change, occurrence or development that has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Sold Companies, taken as a whole, in each case, excluding the Legacy Defense Business; provided, however, that no change, occurrence or development arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) (A) general economic, financial, political, capital market, credit market, or financial market conditions (including any disruption thereof and any increase or decline in the price of any security, commodity or any market index) or (B) general conditions affecting any of the industries in which the Sold Companies operate or their customers or suppliers conduct business (including, in each case, changes in exchange rates, embargoes, tariffs and epidemics); (ii) changes in Law or changes in GAAP or accounting standards, or in the authoritative interpretations thereof; (iii) any natural disasters, pandemics or acts of war (whether or not declared), sabotage or terrorism, or an escalation or worsening thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (iv) the entry into, announcement or performance of this Agreement, the Closing Agreements and the transactions contemplated hereby and thereby, including compliance with the covenants set forth herein, and the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, resellers, partners, employees, independent contractors or regulators; (v) the identity of, or any facts or circumstances relating to, Buyer or its Affiliates; (vi) any failure by the Sold Companies to meet projections or forecasts (provided that the underlying change, effect, event or occurrence that caused or contributed to such failure to meet projections or forecasts shall not be excluded unless otherwise excluded pursuant to this definition); (vii) any actions taken pursuant to or in accordance with this Agreement or the Closing Agreements; (viii) any failure to obtain any waiver or Consent from any Person with respect to the transactions contemplated by this Agreement or any of the Closing Agreements (it being understood that this clause (viii) shall not limit the effect of Section 6.2(i)); (ix) the continued employment of any Business Employees (including any Key Employees) by the Sold Companies (it being understood that this clause (ix) shall not limit the effect of Section 6.2(h)); and (x) any actions to which Buyer has consented or agreed pursuant to this Agreement, any actions or omissions to act at the request of Buyer, any of its Affiliates or any of their respective representatives pursuant to this Agreement, or any failure by the Sold Companies to take any action as a result of the restrictions set forth in Section 5.1(b); provided, further, however, that any change, occurrence or development referred to in any of the preceding clauses (i), (ii) and (iii) shall be taken into account for purposes of such clause only to the extent that such change, occurrence or development does not adversely affect the Sold Companies, taken as a whole, in a materially disproportionate manner as compared to other companies operating in the industries in which the Sold Companies compete (excluding the Legacy Defense Business).

“Nondisclosure Agreement” means the nondisclosure agreement, dated as of March 13, 2013, by and between Seller and Buyer, as it may be amended from time to time.

“Option Exchange Ratio” means the quotient of (i) the Assumed Business Employee Option Rollover Value divided by (ii) the Applicable Buyer Stock Price.

“Order” means any order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any license, permit, registration, authorization, acceptance or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (i) statutory Liens for Taxes or other governmental charges that are not yet due and payable, (ii) Liens in respect of property or assets imposed by Law that were incurred in the ordinary course of business, including carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens; (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar laws or similar legislation or to secure public or statutory obligations; (iv) Liens that will be released and, as appropriate, removed of record, at or prior to the Closing in accordance with the terms of this Agreement; (v) those matters identified on Section 1.1(d) of the Seller Disclosure Schedule; (vi) with respect to leasehold interests, mortgages and other statutory Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property; and (vii) such other Liens unrelated to financings that do not materially and adversely impact the use of such property or asset.

“Person” means an individual, a corporation, a company, a partnership, a limited liability company, a trust, an unincorporated association, a joint venture, a Governmental Entity or any other entity or body.

“Pre-Closing Period” means the period from and after the date of this Agreement and until the earlier of (x) the termination of this Agreement or (y) the Closing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Registered IP” means all Intellectual Property that is issued by, registered with or is subject to an application (whether or not published) filed with any Governmental Entity or domain name registrar (including for clarity, provisionals, continuations, continuations-in-part, divisions, reexaminations, reissues, extensions, renewals and foreign counterparts).

“Remaining Entity” means Saleen Holdings and each of its Subsidiaries (excluding the Sold Companies).

“Replacement Option Value” means, with respect to each Assumed Business Employee Option, an amount equal to the product of (i) the excess (if any) of (A) the Assumed Business Employee Option Rollover Value over (B) the exercise price per Seller Share with respect to such Assumed Business Employee Option, multiplied by (ii) the number of Seller Shares subject to such Assumed Business Employee Option immediately prior to the Closing.

“Representatives” means a Person’s officers, directors, employees, members, partners, agents, attorneys, accountants, advisors (including, legal and financial advisors) and other authorized representatives.

“Restricted Cash” means Cash on Hand that may not be dividended or distributed to Buyer or any United States Subsidiary of Buyer following the Closing without incurring withholding Tax or other Tax cost.

“Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, originally effective as of April 13, 2012 and amended and restated as of August 31, 2012, between Seller, as Borrower, and SMART Worldwide, as Lender, as further amended on January 4, 2013 and from time to time thereafter.

“Seller Benefit Plan” means each Benefit Plan that is maintained, participated in, sponsored or contributed to by Seller of any of its Affiliates (other than the Sold Companies), or with respect to which Seller or any of its Affiliates (other than the Sold Companies) contributes or is obligated to contribute and, in either case, which covers, is entered into by or with and/or provides compensation or benefits to any Business Employees.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof.

“Seller Fundamental Reps” means the representations and warranties of Seller set forth in Section 3.2 (Capitalization of the Sold Companies), Section 3.3 (Seller Options), Section 3.4 (Authority), Section 3.8 (Taxes), Section 3.12(a) (Appropriate Division of Assets) and Section 3.23 (Brokers and Other Advisors).

“Seller General Release” means the General Release to be dated as of the Closing Date, in the form of Exhibit C-2 attached hereto.

“Seller Group” means, collectively, Seller, Saleen Holdings, Saleen Intermediate and SMART Worldwide.

“Seller Group Transaction Expenses” means all fees and expenses paid or payable (including by way of an obligation to reimburse any other party who paid or will pay such amounts in the first instances) by any member of the Seller Group or any of their respective Affiliates (other than the Sold Companies) in connection with the transactions contemplated by this Agreement or any of the other Closing Agreements as reasonably determined by the Seller. For the avoidance of doubt, it is understood that (i) this definition shall include (A) the aggregate amount of any fees and expenses of the CPA Firm paid by Seller pursuant to Section 2.5(c) or Section 2.6(b), (B) the Shortfall Amount (if any), (C) any fees and expenses paid by Seller to the Escrow Agent pursuant to Section 6(j) of the Escrow Agreement, (D) any payments by Seller to the Escrow Agent or other Indemnitees (as defined in the Escrow Agreement) pursuant to Section 6(m) of the Escrow Agreement, (E) any amounts payable by any Seller Group member to a Buyer Indemnified Party pursuant to ARTICLE VIII to the extent not fully satisfied from the

Escrow Account or any Transaction Insurance Policy and (F) any fees and expenses paid by Seller or any of its Affiliates (other than the Sold Companies) for any insurance in connection with the transactions contemplated by this Agreement or any of the other Closing Agreements (each, a “Transaction Insurance Policy”) and (ii) this definition shall not include any Obligations (as defined in the Revolving Credit Agreement) paid by Seller to SMART Worldwide pursuant to the Revolving Credit Agreement Release.

“Seller Option Plan” means the SMART Storage Systems (Global Holdings), Inc. 2011 Share Incentive Plan.

“Seller Options” means each option to purchase Seller Shares granted under the Seller Option Plan.

“Seller Share” means an ordinary share, $0.01 par value, of Seller.

“SL Agreement” means the Non-Solicitation Agreement to be dated as of the Closing Date, in the form of Exhibit F attached hereto.

“STB” means Simpson Thacher & Bartlett LLP.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests or more than 50% of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Target Net Working Capital” has the meaning specified in Exhibit D attached hereto.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, branch profits, occupation, premium, windfall profits, escheat, environmental, customs duty, capital stock, severance, stamp, payroll, sales, service, real property, gains, transfer, registration, employment, unemployment, disability, social security, license, alternative or add on minimum or estimated tax, ad valorem, use, personal property, withholding, excise, production, value added, occupancy and any other taxes, customs, duties or similar assessments of any nature whatsoever, together with any interest, penalties or additions to tax, whether disputed or not, imposed by any Governmental Entity.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof or any transnational or supranational authority that imposes such Tax or is charged with the collection of such Tax.

“Transfer Taxes” means any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Taxes).

“Transition Services Agreement” means the Transition Services Agreement to be dated as of the Closing Date, in the form of Exhibit G attached hereto.

“Unpaid Sold Company Transaction Expenses” means, in each case, solely to the extent not paid by the close of business on the Business Day immediately preceding the Closing Date, after giving effect to the Restructuring, (i) the fees and expenses payable by any of the Sold Companies to financial advisors for investment banking services in connection with this Agreement and the Closing Agreements and the transactions contemplated hereby and thereby, (ii) the fees and expenses payable by any of the Sold Companies to STB and any other outside attorneys engaged by any of the Sold Companies in connection with this Agreement and the Closing Agreements and the transactions contemplated hereby and thereby, (iii) the fees and expenses payable by any of the Sold Companies to any accountants, consultants or other advisors incurred in connection with this Agreement and the Closing Agreements and the transactions contemplated hereby and thereby, (iv) any transaction, change in control, retention, severance and other transaction or transaction-linked bonuses or other compensation, payments or benefits, in each case which are payable by any of the Sold Companies and to which any current or former Business Employees or other employees, consultants, directors or officers of Seller, the Sold Companies, the Remaining Entities or any of their respective Affiliates become entitled on or prior to the Closing, in connection with this Agreement and/or the Closing Agreements and the transactions contemplated hereby and/or thereby (including any termination of service in connection therewith), together with any Taxes incurred or to be incurred by any Sold Company in respect thereof, (v) all out-of-pocket costs and expenses (including any Transfer Taxes) payable by any of the Sold Companies to third parties in connection with the Restructuring, (vi) all other miscellaneous out-of-pocket fees and expenses payable to third parties, in each case, incurred by the Sold Companies in connection with the transactions contemplated by this Agreement and (vii) any Transfer Taxes or other transfer or documentary Taxes referenced in Section 9.3(b). For the avoidance of doubt, it is understood that this definition shall not include (1) any fees or expenses incurred by Buyer and/or any of its Affiliates or any of its Representatives, regardless of whether any such fees or expenses may be paid by any of the Sold Companies, (2) any severance that becomes payable to any Continuing Employee on or after the Closing as a result of Buyer’s failure to comply with its obligations in Section 5.6(a) (provided, that, with respect to any Business Employee who is entitled to receive severance from Seller or the Sold Companies pursuant to any Contract and who does not execute and deliver an Offer Letter prior to the Closing, if (x) Buyer has complied with its obligations pursuant to the first sentence of Section 5.6(a) and otherwise complied in all material respects with its other obligations pursuant to Section 5.6(a) and Section 5.6(b), in each case as they apply with respect to such Business Employee, (y) Buyer or the Sold Companies terminate the employment of such Business Employee or such Business Employee voluntarily terminates his or her employment, whether before or after the Closing, and (z) any severance payments are paid or payable to such Business Employee pursuant to such Contract as a result of such termination, then it is understood and agreed that such severance payments shall constitute Unpaid Sold Company Transaction Expenses unless taken into account in calculating the other Final Purchase Price Elements) or (3) any Indebtedness.

“Vested Business Employee Option” means each Vested Seller Option held by a Continuing Employee after giving effect to the accelerated vesting set forth on Section 3.3 of the Seller Disclosure Schedule.

“Vested Per Share Portion” means a fraction (i) the numerator of which is one, and (ii) the denominator of which is equal to the sum, without duplication, of (A) the number of Seller Shares issued and outstanding immediately prior to the Closing (other than any such shares held by Seller or any wholly owned Subsidiary of Seller) plus (B) the number of Seller Shares issuable upon the exercise of all Seller Options that are not Assumed Business Employee Options.

“Vested Per Share Portion of the Distributable Closing Date Consideration” means the product of (i) the Vested Per Share Portion, multiplied by (ii) the Distributable Closing Date Consideration.

“Vested Per Share Portion of Escrow Release Consideration” means, with respect to any Escrow Release Consideration, the product of (i) the Vested Per Share Portion, multiplied by (ii) such Escrow Release Consideration.

“Vested Per Share Portion of the Excess Amount” means the product of (i) the Vested Per Share Portion, multiplied by (ii) the Excess Amount (if any).

“Vested Per Share Portion of a Holdback Release Amount” means, with respect to any Holdback Release Amount, the product of (i) the Vested Per Share Portion, multiplied by (ii) such Holdback Release Amount.

“Vested Seller Options” means all Seller Options to the extent they are outstanding and vested and exercisable as of immediately prior to the Closing (including, for the avoidance of doubt, all outstanding Seller Options that vest as of a result of the Closing).

“Westford LC” means that certain Irrevocable Letter of Credit in the amount of $168,625, originally dated September 8, 2010 and supplemented on September 23, 2010, issued by Wells Fargo Bank, N.A. in favor of RREEF America REIT III-ZI LLC.

Section 1.2 Additional Defined Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section

SMART Worldwide	Preamble
Arizona Sold Shares	Section 2.4(a)(i)
Assets	Section 3.11(a)

Bankruptcy Exceptions	Section 3.4
Books and Records	Section 5.10(b)
Buyer	Preamble
Buyer Benefit Plans	Section 5.6(c)
Buyer Favorable Outcome	Section 8.10(c)
Buyer Indemnified Persons	Section 8.2(a)
BuyerSub	Preamble
Closing	Section 2.3
Closing Date	Section 2.3
Closing Statement	Section 2.5(a)
Continuing Employee	Section 5.6(a)
Contracting Parties	Section 9.17
CPA Firm	Section 2.5(c)
De Minimis Claim	Section 8.2(b)(i)
Deductible	Section 8.2(b)(ii)
Determination Date	Section 2.5(d)
Enterprise AR Aging Reports	Section 3.6(e)
Enterprise Financial Statements	Section 3.6(b)
Environmental Laws	Section 3.20
Escrow Limited Claims	Section 8.2(b)(iii)
Estimated Closing Statement	Section 2.2(a)
Excess Amount	Section 2.5(e)(i)
Exchange Act	Section 5.11(a)
Final Closing Statement	Section 2.5(d)
Financial Statements	Section 3.6(b)
Foreign Benefit Plan	Section 3.18(k)
Government Official	Section 3.9(d)
Guaranteed Obligations	Section 9.20(a)
Guardian Technology	Section 3.13(a)
Indemnified Party	Section 8.5
Indemnifying Party	Section 8.5
Insurance Policies	Section 3.21
Interdivisional Payables and Receivables	Section 5.9(c)
Key Employee Offer Letter	Recitals
Malaysia Sold Shares	Section 2.4(a)(vi)
Malicious Code	Section 3.14(b)
Material Contracts	Section 3.17(a)
Materials of Environmental Concern	Section 3.20
New Business Employee	Section 5.6(a)
Nonparty Affiliates	Section 9.17
Objection	Section 2.5(b)
OFAC	Section 3.9(b)
Offer Letter	Section 5.6(a)
Officer’s Claim Certificate	Section 8.9(a)
Open Source Licenses	Section 3.13(e)
Other Interested Party	Section 5.15

parties	Preamble
Pre-Closing Covenants	Section 8.1
Product Warranties	Section 3.14(c)
Purchase Price Allocation Statement	Section 2.6(a)
Real Property Leases	Section 3.10
Resolution Period	Section 2.5(b)
Resolved Matters	Section 2.5(b)
Restrictive Covenants	Section 3.13(i)
Restructuring	Recitals
Retained Escrow Amount	Section 8.10(a)
Retained Escrow Excess	Section 8.10(b)
Review Period	Section 2.5(b)
Revolving Credit Agreement Release	Section 5.9(a)
Saleen Holdings	Preamble
Saleen Intermediate	Preamble
Second A&R Beneficial Transfer Agreement	Section 3.8(o)
Securities Act	Section 4.7
Seller	Preamble
Seller Favorable Outcome	Section 8.10(b)
Seller Financial Statements	Section 3.6(a)
Seller Indemnified Persons	Section 8.3
Seller IP Reps	Section 8.1
Shortfall Amount	Section 2.5(e)(ii)
Singapore Sold Shares	Section 2.4(a)(v)
SL Agreement	Recitals
SLMC	Section 6.2(i)
SLMCS	Section 6.2(i)
Sold Companies	Recitals
Sold Shares	Recitals
Storage Austria	Recitals
Storage AZ	Recitals
Storage Malaysia	Recitals
Storage Singapore	Recitals
Tax Benefit	Section 8.7
Tax Claim	Section 8.6
Termination Date	Section 7.1(a)(v)
Third Party Claim	Section 8.5
Top Customers	Section 3.17(c)
Top Suppliers	Section 3.17(c)
Unresolved Claim	Section 8.10(a)
Unresolved Matters	Section 2.5(c)
Vested Business Employee Option Closing Date Consideration	Section 5.7(a)(i)
Vested Business Employee Option Escrow Release Consideration	Section 5.7(a)(i)
Vested Business Employee Option Excess Amount Consideration	Section 5.7(a)(i)
Vested Business Employee Option Holdback Release Consideration	Section 5.7(a)(i)
Vested Business Employee Option Legacy Defense Consideration	Section 5.7(a)(i)

Vested Business Employee Option Payments	Section 5.7(a)(i)
WARN Act	Section 3.19(e)

Section 1.3 Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including the Annexes, Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, and Annex, Exhibit and Schedule references are to this Agreement unless otherwise specified. Any capitalized terms used in any Annex, Exhibit, or Schedule hereto but not otherwise defined therein shall be defined as set forth in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive, unless the context otherwise requires. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE OF SOLD SHARES

Section 2.1 Purchase and Sale of Sold Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a) Seller will sell, assign and transfer to Buyer, and Buyer will purchase and acquire, all of Seller’s right, title and interest in and to the Arizona Sold Shares, free and clear of all Liens other than (i) Liens imposed by federal and state securities Laws and (ii) Liens that may be created by or on behalf of Buyer or any of its Affiliates.

(b) Seller will sell, assign and transfer to BuyerSub, and BuyerSub will purchase and acquire, all of Seller’s right, title and interest in and to the Singapore Sold Shares and the Malaysia Sold Shares, free and clear of all Liens other than (i) Liens imposed by federal and state securities Laws and (ii) Liens that may be created by or on behalf of Buyer or any of its Affiliates.

Section 2.2 Estimated Purchase Price; Escrow Amount.

(a) Determination of Estimated Purchase Price. No later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) and a certificate executed on behalf of Seller by the Chief

Financial Officer of Seller setting forth Seller’s good faith calculation of (i) the Estimated Purchase Price, (ii) each of the Estimated Purchase Price Elements and (iii) the Assumed Business Employee Option Rollover Value, together with all reasonable supporting detail and backup materials with respect to the calculation of such amounts; provided, however, that (x) at least five (5) Business Days prior to the delivery of the Estimated Closing Statement to Buyer, Seller shall provide a draft of the Estimated Closing Statement and such supporting detail to Buyer for its review, (y) Seller shall provide Buyer with the opportunity to provide comments to such draft and calculation in good faith and (z) Seller shall give due and reasonable consideration in good faith to any comments made by Buyer. The Estimated Closing Statement shall be prepared in a manner consistent with the terms of this Agreement, including Exhibit C attached hereto with respect to Estimated Net Working Capital.

(b) Payment of the Estimated Purchase Price. At the Closing, in consideration of the sale, assignment and transfer of the Sold Shares, Buyer shall pay an aggregate amount to Seller equal to (i) the Estimated Purchase Price minus (ii) the Escrow Amount, by wire transfer of immediately available funds in United States dollars to one or more accounts designated by Seller at least two (2) Business Days prior to the Closing Date.

(c) Delivery of the Escrow Amount. At the Closing, Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds in United States dollars to the Escrow Account, an amount equal to the Escrow Amount to be held in the Escrow Account in accordance with the terms of the Escrow Agreement.

Section 2.3 The Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VII, and subject to satisfaction of the conditions set forth in Section 6.1 and Section 6.2 (or, to the extent permitted by applicable Law, the written waiver thereof by the party entitled to waive any such condition), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. San Francisco time at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, CA, 94304, on the fourth Business Day after satisfaction or waiver of each condition set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time, date and/or place is agreed to in writing by Seller and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4 Deliveries at the Closing.

(a) At or prior to the Closing, Seller shall deliver or cause to be delivered or made available to Buyer or BuyerSub, as applicable, the following:

(i) in respect of the Sold Shares of Storage AZ (the “Arizona Sold Shares”), stock certificates evidencing the Arizona Sold Shares to be sold by Seller duly endorsed in blank, or accompanied by stock powers duly executed in blank;

(ii) the duly executed certificate to be delivered by Seller pursuant to Section 6.2(c);

(iii) all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the sale of Sold Shares of any Sold Companies that are domestic corporations are exempt for United States federal income tax purposes from withholding under Section 1445 of the Code;

(iv) the duly executed payoff letter and duly executed copies of the other documents evidencing the Revolving Credit Facility Release, in each case pursuant to Section 5.9;

(v) in respect of the Sold Shares of Storage Singapore (the “Singapore Sold Shares”), the following:

(A) original share certificates in respect of the Singapore Sold Shares;

(B) valid share transfer forms in respect of the Singapore Sold Shares, duly executed by Seller in favor of BuyerSub;

(C) a working sheet signed by a director or secretary of Storage Singapore computing the net asset value per share of Storage Singapore and/or such other document(s) as may be prescribed from time to time by the Inland Revenue Authority of Singapore for the purpose of assessing the stamp duty payable on the transfer of the Singapore Sold Shares; and

(D) certified true copies of the resolutions passed by the board of directors of Storage Singapore: (1) approving the transfer of the Singapore Sold Shares to BuyerSub; (2) authorizing the issue of new share certificates in respect of the Singapore Sold Shares in favor of BuyerSub; and (3) approving the entry into the register of members of Storage Singapore the name of BuyerSub as the holder of the Singapore Sold Shares; and

(vi) in respect of the Sold Shares of Storage Malaysia (the “Malaysia Sold Shares”), the following:

(A) original share certificates in respect of the Malaysia Sold Shares;

(B) valid share transfer forms (Form 32A) in respect of the Malaysia Sold Shares, duly executed and completed by the Seller in favor of BuyerSub;

(C) the stamp duty proforma (in the prescribed form) duly completed by the company secretary of Storage Malaysia in respect of the transfer of the Malaysia Sold Shares for the purposes of adjudication of the stamp duty payable on transfer; and

(D) certified true copies of the resolutions passed by the board of directors of Storage Malaysia: (1) approving the transfer of the Malaysia Sold

Shares to BuyerSub; (2) authorizing the issue of new share certificates in respect of the Malaysia Sold Shares in favor of BuyerSub; (3) approving the entry into the register of members of Storage Malaysia the name of BuyerSub as the holder of the Malaysia Sold Shares and (4) approving the use of the common seal on the new share certificates to be issued in respect of the Malaysia Sold Shares in favor of BuyerSub.

(b) At the Closing, Buyer shall deliver or cause to be delivered or made available to Seller the following:

(i) the Estimated Purchase Price pursuant to Section 2.2(b); and

(ii) the duly executed certificate to be delivered by Buyer pursuant to Section 6.1(c).

(c) At or prior to the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to Section 2.2(c).

(d) At or prior to the Closing, Seller and Buyer shall, or shall cause their respective Affiliates party thereto, to duly execute and deliver the Closing Agreements to each other (to the extent such Closing Agreements have not already been previously executed and delivered).

Section 2.5 Post-Closing Purchase Price Adjustment.

(a) As soon as reasonably practicable after the Closing Date, and in any event, within forty-five (45) days thereof, Seller shall deliver to Buyer a statement (the “Closing Statement”) setting forth its good faith calculation of (i) the Final Purchase Price and (ii) each of the Final Purchase Price Elements, together with reasonable supporting detail with respect to the calculation of such amounts. The Closing Statement shall be prepared in a manner consistent with the terms of this Agreement, including Exhibit C attached hereto with respect to Closing Net Working Capital.

(b) After receipt of the Closing Statement from Seller, Buyer shall have sixty (60) days to review the Closing Statement (the “Review Period”). The Closing Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Seller in writing prior to the expiration of the Review Period of any dispute or objection thereto (any such written dispute or objection, the “Objection”), with reasonable supporting detail as to any such Objection. Any items not disputed or objected to in an Objection shall be deemed to have been accepted by Buyer. If no Objection is delivered by Buyer to Seller prior to the expiration of the Review Period or Buyer otherwise earlier notifies Seller in writing that Buyer has no disputes or objections to the Closing Statement, then the Closing Statement shall be deemed to have been accepted by Seller and Buyer and shall become final and binding upon Seller and Buyer. Seller and Buyer shall, within thirty (30) days (or such longer period as Seller and Buyer may agree in writing) following delivery of an Objection to Seller (the “Resolution Period”), attempt in good faith to resolve their differences, all such discussions and communications related thereto shall (unless otherwise agreed in writing by Seller and Buyer) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any written agreement by them as to any disputed amounts shall be final, binding and conclusive. Any items agreed to by Seller and Buyer in writing, together with any items not disputed or objected to by Seller in an Objection, are collectively referred to herein as the “Resolved Matters”). Any Resolved Matters shall be final and binding on Seller and Buyer, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of an Objection.

(c) If, at the end of the Resolution Period, Seller and Buyer have been unable to resolve in writing all differences that they may have with respect to the matters specified in any Objections, either Seller or Buyer may refer all matters that remain in dispute with respect to any Objections (the “Unresolved Matters”) to Grant Thornton LLP (or if such firm is unable or unwilling to accept such engagement, an internationally recognized independent public accounting firm jointly selected by Seller and Buyer or, if Seller and Buyer are unable to agree within five (5) Business Days from the end of the Resolution Period, then such internationally recognized independent public accounting firm jointly selected by Seller’s and Buyer’s independent accountants within five (5) Business Days thereafter) (the “CPA Firm”). Seller and Buyer each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the CPA Firm, and to the extent necessary, each of Seller and Buyer will waive and cause its controlling Affiliates to waive any conflicts with, the CPA Firm at the time any Unresolved Matters are submitted to the CPA Firm. The CPA Firm shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of this Agreement, and only with respect to the Unresolved Matters so submitted, whether and to what extent the Closing Statement requires adjustment. Seller and Buyer shall request the CPA Firm to use its reasonable best efforts to (i) render its final written determination within thirty (30) days after such firm’s engagement, and (ii) prepare the Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved Matters). The final written determination of the CPA Firm shall be based only on the written submissions by Seller and Buyer, and shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity. With respect to each Unresolved Matter, the CPA Firm’s determination, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller and Buyer with respect thereto. The CPA Firm’s final written determination shall be conclusive and binding upon Seller and Buyer, absent manifest error. Seller and Buyer shall, and their own expense, make reasonably available to the CPA Firm, upon the CPA’s Firm’s request, all relevant books and records, any workpapers (including those of Seller’s and Buyer’s respective accountants) and supporting documentation relating to the Closing Statement and all other items reasonably requested by the CPA Firm (provided, that they shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the CPA Firm). None of Seller, Buyer or any of their respective Affiliates shall have any ex parte communications or meetings with the CPA Firm regarding the subject matter hereof without the other party’s prior written consent. The CPA Firm shall also determine the proportion of its fees and expenses to be paid by each of Seller and Buyer based on the degree (as determined by the CPA Firm) to which the CPA Firm has accepted the positions of Seller and Buyer.

(d) The “Final Closing Statement” shall be (i) in the event that no Objection is delivered by Buyer to Seller prior to the expiration of the Review Period or Buyer otherwise earlier notifies Seller in writing that Buyer has no disputes or objections to the Closing Statement, the Closing Statement delivered by Seller to Buyer pursuant to Section 2.5(a), (ii) in the event that an Objection is delivered by Buyer to Seller prior to the expiration of the Review Period, the Closing Statement delivered by Seller to Buyer pursuant to Section 2.5(a) as adjusted pursuant to the agreement of Seller and Buyer in writing or (iii) in the event that an Objection is delivered by Buyer to Seller prior to the expiration of the Review Period and Seller and Buyer are unable to agree on all matters set forth in such Objection, the Closing Statement delivered by Seller to Buyer pursuant Section 2.5(a) as adjusted by the CPA Firm to be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved Matters in accordance with Section 2.5(c), absent manifest error. In the event the Final Closing Statement is determined (x) pursuant to clause (i) or (ii) of the immediately preceding sentence, Seller shall prepare the Final Closing Statement in strict accordance with the terms of this Agreement, and deliver it to Buyer within three (3) Business Days following the determination thereof or (y) pursuant to clause (iii) of the immediately preceding sentence, the CPA Firm shall prepare the Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved Matters) in strict accordance with the terms of this Agreement, and deliver it to Seller and Buyer within three (3) Business Days following the delivery of the final written determination of the CPA Firm to Seller and Buyer. The date on which the Final Closing Statement is finally determined and delivered in accordance with this Section 2.5(d) is hereinafter referred to as the “Determination Date”.

(e) Upon the Determination Date:

(i) If the amount of the Final Purchase Price set forth in the Final Closing Statement exceeds the amount of the Estimated Purchase Price set forth in the Estimated Closing Statement (the “Excess Amount”), then within five (5) Business Days after the Determination Date Buyer shall pay, or cause to be paid, an amount in cash equal to the Excess Amount to Seller by wire transfer of immediately available funds in United States dollars to one or more accounts designated by Seller.

(ii) If the amount of the Estimated Purchase Price set forth in the Estimated Closing Statement exceeds the Final Purchase Price set forth in the Final Closing Statement (the “Shortfall Amount”), then within five (5) Business Days after the Determination Date Seller shall pay, or cause to be paid, an amount in cash equal to the Shortfall Amount to Buyer by wire transfer of immediately available funds in United States dollars to one or more accounts designated by Buyer.

(f) Notwithstanding anything herein to the contrary, from and after the Closing Date until the determination of the Final Closing Statement pursuant to this Section 2.5, Buyer shall, and shall cause the Sold Companies to, permit Seller and its Representatives reasonable access to the personnel, accountants and properties of the Sold Companies during standard business hours upon reasonable advance notice, and each party shall provide the other party and its Representatives with reasonable access (with the right to make copies), during standard business hours upon reasonable advance notice, to all of the books, records, Contracts and other documents (including auditor’s work papers) of Seller and the Sold Companies that are or could reasonably be relevant to the calculations set forth in the Closing Statement, an

Objection or otherwise related to the negotiation and/or resolution of the Final Closing Statement.

Section 2.6 Purchase Price Allocation.

(a) The allocation of the purchase price between the Sold Shares, as adjusted pursuant to this Section 2.6 (the “Purchase Price Allocation Statement”), shall be prepared in accordance with the methodology agreed to by the parties and set forth on Section 2.6(a) of the Buyer Disclosure Schedule. No later than two (2) Business Days prior to the Closing Date, Buyer shall prepare and deliver to Seller an estimated allocation of the purchase price between the Sold Shares, as adjusted pursuant to this Section 2.6 (the “Purchase Price Allocation Statement”), prepared in a manner consistent with the methodology agreed to by the parties, reflecting the allocation of the Estimated Purchase Price between the Sold Shares. On the Determination Date, Buyer shall deliver a final Purchase Price Allocation Statement, prepared in a manner consistent with the methodology agreed to by the parties, reflecting the allocation of the Final Purchase Price between the Sold Shares.

(b) Seller and Buyer shall work in good faith to resolve any disputes relating to the final Purchase Price Allocation Statement. If Seller and Buyer are unable to agree to such allocation within thirty (30) days of the delivery of the Purchase Price Allocation Statement to Seller, Seller and Buyer agree to promptly submit the matter to the CPA Firm for resolution. Seller and Buyer will share equally the fees and expenses of the CPA Firm with respect to such a resolution.

(c) In the event an adjustment to the Final Purchase Price is made under this Agreement, the final Purchase Price Allocation Statement shall be adjusted in a manner consistent with the procedures set forth in this Section 2.6. Seller and Buyer agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any order of a Taxing Authority) on any Tax Return or in any audit or examination before any Taxing Authority that is in any way inconsistent with the final Purchase Price Allocation Statement, as adjusted herein.

Section 2.7 Withholding Rights. Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under the Code or any Tax Law with respect to the making of such payment; provided, that Buyer shall not deduct or withhold any amounts from the amounts otherwise payable pursuant to this Agreement to Seller, except if such withholding is required (i) as a result of Seller’s failure to (A) deliver an IRS Form W-8, (B) comply with the requirements of Section 2.4(a)(iii) of this Agreement or (C) deliver the representations and documentation necessary for Buyer to rely on the portfolio interest exemption under Section 871(h) of the Code, or (ii) as a result of a change in Tax Law after the date hereof, with respect to the making of such payment; provided, further, that, prior to making any such deduction or withholding from any Person other than a Business Employee, Buyer shall provide notice to the recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would reduce or eliminate such withholding tax. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (i) as set forth in the Seller Disclosure Schedule (subject to Section 9.2) and (ii) with respect to the Legacy Defense Business (unless otherwise expressly indicated), and in each case after giving effect to the Restructuring (unless otherwise expressly indicated), Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Qualification, Organization and Subsidiaries.

(a) Each of Seller and the Sold Companies is a legal entity duly organized, incorporated or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization, incorporation or formation. Each of the Sold Companies (i) has all requisite corporate or similar power, authority and right to own, lease and operate its properties and assets and to carry on its business in all material respects as presently conducted and (ii) in all material respects is qualified to do business and is in good standing as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. Seller has made available to Buyer prior to the date hereof complete and correct copies of: (i) the certificate of incorporation and bylaws (or equivalent organizational and governing documents), in each case as amended through the date hereof, of each of the Sold Companies; (ii) the stock records of each Sold Company since August 26, 2011 through the date hereof; and (iii) the minutes and other records of the meetings where formal resolutions were adopted (including any actions taken by written consent or otherwise without a meeting) by the stockholders of each Sold Company, the board of directors and committees thereof or equivalent governing bodies of each of the Sold Companies, in each case, since August 26, 2011 through the date hereof.

(b) Except as set forth on Section 3.2 of the Seller Disclosure Schedule, no Sold Companies have any Subsidiaries.

(c) Saleen Holdings, Saleen Intermediate and SMART Worldwide represent all of the direct and indirect parent companies of Seller (it being understood that none of Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. or any of their respective investment fund Affiliates shall be deemed to be a direct or indirect parent company of Seller), and SMART Worldwide is the direct or indirect parent company of all other Remaining Entities.

Section 3.2 Capitalization of Sold Companies.

(a) Set forth on Section 3.2 of the Seller Disclosure Schedule is (i) the jurisdiction of organization, incorporation or formation and (ii) the number of authorized, issued and outstanding shares of capital stock or other equity securities of the Sold Companies and, except as set forth on Section 3.2 of the Seller Disclosure Schedule, there are no other authorized, issued or outstanding shares of capital stock or other equity securities of the Sold

Companies. Except as set forth on Section 3.2 of the Seller Disclosure Schedule, all of the issued and outstanding Sold Shares are owned of record free and clear of any Liens except Liens imposed by federal and state securities Laws. All of such issued and outstanding Sold Shares are duly authorized and have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth on Section 3.2 of the Seller Disclosure Schedule, there are no outstanding options, warrants, calls, rights or any other agreements, commitments or legally binding understandings affecting the sale, issuance or voting of any shares of the capital stock or other equity securities of the Sold Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity securities of the Sold Companies. There are no voting trusts, proxies or other agreements, commitments or legally binding understandings to which Seller or any Sold Company is a party with respect to the voting, transfer or registration of the shares or other equity interests of the Sold Companies (including restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in any Sold Company), granting any person the right to elect, or to designate or nominate for election, a director to the board of directors (or similar governing body) of any of the Sold Companies.

(b) Since August 26, 2011, none of the Sold Companies have issued or granted, and there are no outstanding or authorized, options, stock appreciation rights, restricted stock awards, stock units, phantom equity or other compensatory equity or equity-linked award to any employee, consultant, director, manager or other service provider of any such entity.

Section 3.3 Seller Options. Section 3.3 of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of all outstanding Seller Options held by Business Employees and, in the case of each such Seller Option held by a Business Employee, the name of the Business Employee, the date of grant, the per share exercise price, the vesting schedule (including any accelerated vesting provisions), the vested status (including the number of vested and unvested Seller Shares subject to such Seller Option), and the expiration date. Each Seller Option held by a Business Employee was granted as nonqualified under Section 422 of the Code.

Section 3.4 Authority. Each of Seller and the other members of the Seller Group has all requisite company power and authority to execute and deliver this Agreement and each of the Closing Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and the other members of the Seller Group (as applicable) of this Agreement and each of the Closing Agreements to which it is or will be a party, the performance by each of Seller and the other members of the Seller Group (as applicable) of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of Seller or such other member of the Seller Group (as applicable). This Agreement has been duly executed and delivered by Seller and each other member of the Seller Group and on the Closing Date each of Seller and the other members of the Seller Group will have duly executed and delivered each of the Closing Agreements to which it will be a party (as applicable). This Agreement constitutes, and each Closing Agreement to which Seller or any other member of the Seller Group will be a party, when so executed and delivered, will constitute, a valid and binding obligation of Seller or such member of the Seller Group (as applicable), enforceable against Seller or such member of the Seller Group (as applicable) in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and is subject to general principles of equity (the “Bankruptcy Exceptions”).

Section 3.5 Noncontravention.

(a) Neither the execution and delivery of this Agreement and each of the Closing Agreements, when so executed and delivered, nor the consummation of the transactions contemplated hereby and thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational and governing documents) of Seller, any other member of the Seller Group or the Sold Companies, (ii) assuming compliance with the filing and notice requirements set forth in clauses (i) through (iii) of Section 3.5(b), violate any Law applicable to Seller, any other member of the Seller Group or the Sold Companies or (iii) except as set forth in Section 3.5(a) of the Seller Disclosure Schedule, result in a material breach of, constitute a material default under, give rise to any right of modification of any material obligations or the loss of any material benefit under, result in the termination of or a right of termination or cancellation under, accelerate in any material respect the performance required by, or otherwise violate in any material respect any Material Contract or any material Permit affecting the assets or properties of any of the Sold Companies or (iv) result in the creation of any Lien (other than Permitted Liens) on any material properties, rights or assets of the Sold Companies. For the avoidance of doubt, nothing in this Section 3.5(a) shall be construed to apply to Company-Owned Intellectual Property, which matters shall be exclusively governed by Section 3.13.

(b) The execution and delivery by each of Seller and the other members of the Seller Group of this Agreement and each of the Closing Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not require any Consent of, or filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the HSR Act, (ii) any filings as may be required under state securities Laws and (iii) the filings to be made in compliance with applicable requirements of other Laws set forth in Section 3.5(b)(ii) of the Seller Disclosure Schedule.

Section 3.6 Financial Statements.

(a) The (i) audited consolidated balance sheet of Seller as of August 31, 2012, together with all notes and schedules thereto, and the related audited consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows of Seller for the fiscal year ended August 31, 2012, together with all notes and schedules thereto, and (ii) unaudited consolidated balance sheet of Seller as of the Balance Sheet Date and the related unaudited consolidated statement of operations of Seller for the year-to-date and fiscal quarter then ended (such audited and unaudited financial statements, including, in the case of such audited financial statements, the related notes and schedules thereto, are collectively referred to herein as the “Seller Financial Statements”) are set forth on Section 3.6(a) of the Seller Disclosure Schedule. Except in the case of the unaudited Seller Financial Statements, normal recurring year-end adjustments (none of which individually or in the aggregate will be material in amount) and the absence of footnotes, the Seller Financial Statements have been prepared from the books and records of Seller and its Subsidiaries and in accordance with GAAP applied on a consistent basis. The statements of operations included in the Seller Financial Statements presents fairly in all material respects the consolidated results of operations (including the Legacy Defense Business) of Seller and its consolidated Subsidiaries for the periods indicated therein and the consolidated balance sheets included in the Seller Financial Statements present fairly in all material respects the consolidated financial condition of Seller and its Subsidiaries (including the Legacy Defense Business) as of the dates noted therein, in each case in accordance with GAAP (except in the case of the unaudited Seller Financial Statements, normal recurring year-end adjustments (none of which individually or in the aggregate will be material in amount) and the absence of footnotes).

(b) The (i) unaudited consolidated balance sheet of the Sold Companies (excluding the Legacy Defense Business) as of August 31, 2012 and the related unaudited consolidated statement of operations of the Sold Companies (excluding the Legacy Defense Business) for the fiscal year ended August 31, 2012 and (ii) the unaudited consolidated balance sheet of the Sold Companies (excluding the Legacy Defense Business) as of the Balance Sheet Date and the related unaudited consolidated statement of operations of the Sold Companies (excluding the Legacy Defense Business) for the year-to-date and fiscal quarter then ended (such unaudited financial statements in clauses (i) and (ii), collectively referred to herein as the “Enterprise Financial Statements”, and together with the Seller Financial Statements, the “Financial Statements”) are set forth on Section 3.6(b) of the Seller Disclosure Schedule. The Enterprise Financial Statements (i) have been prepared from the books and records of the Sold Companies using the same accounting methods, historical policies, practices, principles and procedures with consistent classifications and estimation methodologies as were used in the preparation of the Seller Financial Statements and (ii) present fairly in all material respects the financial position of the Sold Companies (excluding the Legacy Defense Business) as of the dates noted therein and for the periods indicated therein (subject to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in any amount).

(c) Since August 26, 2011 (and to Seller’s Knowledge, between January 1, 2010 and August 26, 2011), the books of account and other financial records of Seller and its Subsidiaries have been kept accurately in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seller and the Sold Companies have been properly recorded therein in each case in all material respects. Seller and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of Seller and its Subsidiaries are being executed and recorded timely, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) the amount recorded for assets on the books and records of Seller and its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (iv) accounts, notes and other receivables and inventory are not recorded materially inaccurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since August 31, 2012, there has been no material change in any accounting controls, policies, principles, methods or practices, including any material change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Seller and its Subsidiaries.

(d) Since August 26, 2011, neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any Representative of any of the foregoing, has received or otherwise has obtained knowledge of any written, or to the Knowledge of Seller, oral material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods or internal accounting controls of Seller or any of the Subsidiaries, including any material complaint, allegation, assertion or claim that any of Seller or any of its Subsidiaries has engaged in improper accounting or auditing practices.

(e) Section 3.6(e) of the Seller Disclosure Schedule sets forth (i) an aging report of all accounts receivable of Storage AZ and (ii) an aging report of all accounts receivable of Storage Malaysia, in each case (x) excluding the Legacy Defense Business, (y) at the Balance Sheet Date and (z) in the form customarily prepared (excluding the Legacy Defense Business) by Storage AZ or Storage Malaysia, as applicable (the “Enterprise AR Aging Reports”). All accounts receivable set forth in the Enterprise AR Aging Reports arose in bona fide sales of goods and services in the ordinary course of business. To Seller’s Knowledge, as of the date hereof, no request or agreement for a material deduction or a material discount has been made with respect to any of the accounts receivable set forth in the Enterprise AR Aging Reports. Each of the Enterprise AR Aging Reports has been prepared from the books and records of Storage AZ or Storage Malaysia, as applicable, reflects the accounts receivables and aging thereof used in the preparation of the unaudited consolidated balance sheet of the Sold Companies (excluding the Legacy Defense Business) as of the Balance Sheet Date included in the Enterprise Financial Statements.

(f) Any claims or estimated future claims with respect to Product Warranties that were accrued for or reserved against in the balance sheet included in the Seller Financial Statements as of the Balance Sheet Date were accrued for or reserved against in accordance with GAAP.

Section 3.7 Absence of Undisclosed Liabilities.

(a) No Sold Companies have any material liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected on a combined balance sheet prepared in accordance with GAAP, other than liabilities and obligations (i) reflected on, or reserved for in, the Financial Statements, (ii) arising after the Balance Sheet Date in the ordinary course of business, (iii) disclosed on Section 3.7(a) of the Seller Disclosure Schedule, (iv) arising after the date of this Agreement in connection with the transactions contemplated by this Agreement and the Closing Agreements and (v) resulting from or pursuant to any Material Contracts or Contracts that are not required to be disclosed on Section 3.17(a) of the Seller Disclosure Schedule (to the extent the nature of such liabilities can be specifically ascertained by reference to the text of such Contracts, and other than liabilities for breaches thereof by any Sold Company or the counterparties thereto).

(b) No Sold Company is a party to, or has any commitment to become a party to, any off balance sheet partnership or any similar Contract or arrangement (including any

Contract or arrangement relating to any transaction or relationship between or among any of the Sold Companies, on the one hand, and any unconsolidated Affiliate on the other hand), including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.8 Taxes. Except as set forth in Section 3.8 of the Seller Disclosure Schedule:

(a) All material Tax Returns required to have been filed by the Sold Companies have been timely filed with the appropriate Taxing Authorities, and each such Tax Return was complete and accurate in all material respects. All material amounts of Taxes due and payable by each of the Sold Companies (whether or not shown on any Tax Returns) have been timely paid. None of the Sold Companies is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The unpaid Taxes of the Sold Companies did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto). Since the Balance Sheet Date, none of the Sold Companies has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No material deficiencies for Taxes with respect to the Sold Companies have been claimed, proposed or assessed by any Tax Authority. There is no audit, examination, investigation or other proceeding ongoing or, to the Knowledge of Seller, threatened against any of the Sold Companies, in respect of any material Taxes. The Sold Companies have not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. There are no Liens for material Taxes on any of the assets of the Sold Companies other than Permitted Liens.

(d) Except as would not, individually or in the aggregate, be material in amount, each of the Sold Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(e) All of the Tax Returns of the Sold Companies delivered or made available to Buyer are complete and accurate copies of the Tax Returns actually filed by the Sold Companies.

(f) None of the Sold Companies is a party to or bound by any Tax allocation or sharing agreement or Tax indemnity agreement, other than customary Tax indemnification provisions in commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes.

(g) None of the Sold Companies has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(h) None of the Sold Companies is or has been a member of an affiliated group filing an affiliated, consolidated, combined or unitary Tax return or has any liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(i) None of the Sold Companies will be required to include any material items of income, or exclude any material items of deduction, in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting occurring on or prior to the Closing Date, (ii) an agreement with any Taxing Authority filed or made on or prior to the Closing Date, (iii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iv) any prepaid amount received, or paid, on or prior to the Closing Date, (v) deferred gains arising prior to the Closing Date or (vi) an election under Section 108(i) of the Code.

(j) None of the Sold Companies is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any of the Sold Companies.

(k) None of the Sold Companies has engaged in any reportable transaction described in Treasury Regulation § 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. None of the Sold Companies has participated in any Tax amnesty program.

(l) None of the Sold Companies has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to Tax jurisdiction in a country other than the country of its formation. No claim has ever been made by a Taxing Authority in a jurisdiction where the Sold Companies do not file Tax Returns that such Sold Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(m) None of the Sold Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) None of SMART Storage Systems Sdn. Bhd., SMART Storage Systems (SG), PTE, LTD. or SMART Storage Systems GmbH (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a) or (iii) has made an entity classification election pursuant to Section 897(i) of the Code.

(o) The prices and terms for the provision of any property or services by or to the Sold Companies have been arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained. Storage Malaysia has Beneficial Ownership of all Intangible Property Associated with Enterprise Storage Products (each as defined in the Second A&R Beneficial Transfer Agreement). For purposes of this Section 3.8(n), the “Second A&R Beneficial Transfer Agreement” means that certain Second Amended and Restated Agreement for Technology Transfer of Beneficial Ownership in Intangible Property associated with Enterprise Storage Products, effective as of August 19, 2011, by and among SMART Modular Technologies, Inc., a California corporation, Storage AZ, SMART Modular Technologies Sdn. Bhd, a Malaysian corporation, and Storage Malaysia (as successor-in-interest to SMART Storage Systems, LLC).

(p) None of the Sold Companies owns an interest in real property in any jurisdiction (i) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (ii) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property.

Section 3.9 Compliance with Laws; Orders; Permits; Litigation.

(a) Each of Seller and the Sold Companies is, and has at all times since August 26, 2011 (and to Seller’s Knowledge, between January 1, 2010 and August 26, 2011), been in compliance in all material respects with all Laws, Orders and Permits to which such Seller or Sold Company is subject or by which its properties are bound, and neither Seller nor any of the Sold Companies have received any written, or to the Knowledge of Seller, verbal notice of or been charged or threatened in writing, or to the Knowledge of Seller, verbally with, and, to the Knowledge of Seller, neither Seller nor any of the Sold Companies are, and at no time since August 26, 2011 (and, to the Knowledge of Seller, between January 1, 2010 and August 26, 2011), has been, under investigation with respect to, a material violation of any applicable Law.

(b) Neither Seller nor any of the Sold Companies or, to the Knowledge of Seller, their respective Affiliates, executive officers or directors (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering; or (iv) to the Knowledge of Seller, is under investigation by any Governmental Entity for money laundering.

(c) Each of the Sold Companies owns, holds, possesses or lawfully uses in the operation of its business, and since August 26, 2011 (and to Seller’s Knowledge, between

January 1, 2010 and August 26, 2011), has owned, held, possessed and lawfully used in the operation of its business, all material Permits that are necessary for it to own or lease its properties and assets and conduct its business as presently conducted, and all such material Permits are in full force and effect and no cancellation or suspension of any such material Permit is pending or, to the Knowledge of Seller, threatened, and since August 26, 2011 (and to Seller’s Knowledge, between January 1, 2010 and August 26, 2011), no Sold Company has received any written notice or other written communication regarding any actual or alleged violation of or failure to comply with any term or requirement of any material Permit or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit. Section 3.9(c) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all material Permits issued to any Sold Company with respect to the businesses of the Sold Companies. Each such material Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in all material respects in full force and effect.

(d) None of the Sold Companies nor, to the Knowledge of Seller, their respective directors, officers or employees or any other Person acting for or on behalf of the Sold Companies, has, directly or indirectly, (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other Person acting in an official capacity for any Governmental Entity (including any political party or official thereof), or to any candidate for political office (individually and collectively, a “Government Official”) for the purpose of (1) improperly influencing any act or decision of such Government Official in his official capacity, (2) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Sold Companies, or any of their respective directors, officers or employees in obtaining or retaining business for or with, or in directing business to, any Person or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law.

(e) There is no pending material Action and, to the Knowledge of Seller, since August 26, 2011, there has been no investigation and no Person has threatened to commence any material Action or investigation, in each case: (i) that involves Seller or any Sold Company or any of the assets owned or used by any Sold Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. There is no material Order imposed upon any of Seller or the Sold Companies, or any of their respective assets or properties, or which restricts in any material respect the ability of any Sold Company to conduct its business. To the Knowledge of Seller, no (x) Business Employee who holds the position of “director, “manager” or above or (y) any engineer is subject to any Order that prohibits such Business Employee from engaging in or continuing any conduct, activity or practice relating to the business of any Sold Company. For the avoidance of doubt, nothing in this Section 3.9 shall be construed as a representation or warranty with respect to infringement, misappropriation or other violations of the Intellectual Property of any Person.

Section 3.10 Real Property. None of the Sold Companies owns any real property. Section 3.10 of the Seller Disclosure Schedule sets forth a complete list of all leases and subleases of real property to or by any Sold Company as of the date hereof involving annual payments in excess of $50,000, in each case as amended to date (the “Real Property Leases”). Seller has made available to Buyer accurate and complete copies of all Real Property Leases. The Sold Companies that are parties to the Real Property Leases have good and valid title to the leasehold estates demised by the Real Property Leases, free and clear of any Liens, except Permitted Liens. None of the Sold Companies has received any written notice, or, to the Knowledge of Seller, other communication of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Sold Companies under any of the Real Property Leases. Each of the Real Property Leases in all material respects is in full force and effect and creates, in favor of the Sold Companies a valid, binding and enforceable leasehold interest in the applicable real property (including all rights, title, privileges and appurtenances pertaining or relating thereto).

Section 3.11 Tangible Personal Properties.

(a) The Sold Companies have good title to, or in the case of leased tangible personal property and assets, good and valid leasehold interests in, all tangible personal property and assets reflected in the balance sheet included in the most recent Financial Statements or all material tangible personal property and assets acquired after the Balance Sheet Date, except for tangible personal property and assets sold since the Balance Sheet Date in the ordinary course of business (collectively, the “Assets”). None of the Assets is subject to any Lien, except Permitted Liens.

(b) All tangible personal property and assets owned or leased by each Sold Company are free from material defects, are in good operating condition and repair in all material respects and have been maintained in all material respects consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

Section 3.12 Appropriate Division of Assets; Sufficiency of Assets. Except as set forth in Section 3.12 of the Seller Disclosure Schedule (provided, that the Intellectual Property Cross-License Agreement, dated as of August 26, 2011, as amended, between certain of the Sold Companies, on the one hand, and certain of the Remaining Entities, on the other hand, that is disclosed on Section 3.12 of the Seller Disclosure Schedule shall be deemed to be disclosed solely for purposes of determining the accuracy of the representations made by Seller in this Section 3.12 as of date of this Agreement and not as of the Closing) and excluding (x) assets to be transferred out of the Sold Companies pursuant to the Restructuring, (y) services to be made available to Buyer, the Sold Companies or their respective Affiliates pursuant to the Transition Services Agreement and (z) Intellectual Property to be licensed to Buyer, the Sold Companies or their respective Affiliates pursuant to the A&R IP Cross-License Agreement:

(a) all of the assets, properties and rights (for the avoidance of doubt, including Intellectual Property) owned, leased or licensed by Seller or other Remaining Entities and used in the operation or conduct of the business of the Sold Companies as of the Closing, whether tangible or intangible (for the avoidance of doubt, including Intellectual Property), will be owned, leased or licensed by the Sold Companies immediately prior to the Closing; and

(b) the assets, properties and rights (for the avoidance of doubt, including Intellectual Property) owned, leased or licensed by the Sold Companies as of the Closing constitute all of the assets, properties and rights necessary for, used in, or held for use in the conduct of the businesses of the Sold Companies as conducted immediately prior to the Closing.

For the avoidance of doubt, nothing in this Section 3.12 shall be construed as a representation or warranty with respect to infringement, misappropriation or other violations of the Intellectual Property of any Person, which matters shall be exclusively governed by Section 3.13.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) all Company-Owned Intellectual Property that is Registered IP (except, for the avoidance of doubt, with respect to domain names, solely material domain names), including the application and registration date, and the jurisdictions where such Intellectual Property is registered, patented or where applications have been filed, and all registration, patent or application numbers, as appropriate) as of the date hereof, and any other Person that has an ownership interest in such item of Registered IP and the nature of such interest; (ii) a written high-level description of all written invention disclosures included in the material unregistered Company-Owned Intellectual Property as of the date hereof that primarily relate to technology that either (x) enhances the endurance or retention of non-volatile memory or (y) reduces the error rate of non-volatile memory by monitoring and adjusting threshold voltages, and in each case, that is incorporated or used in the Company Products (such technology, the “Guardian Technology”); (iii) all material unregistered trademarks, slogans, brand names and other indications of source, whether or not registered, included in the Company-Owned Intellectual Property as of the date hereof that are used to promote the Company Products or otherwise material to the operation of the businesses of the Sold Companies. Since January 1, 2010, no interference, opposition, reissue, reexamination, or other proceeding is or has been pending since August 26, 2011 in which Seller or the Sold Companies have been served or notified in writing, or threatened in writing, that relates to the scope, validity, or enforceability of any Company-Owned Intellectual Property. All such items on Section 3.13(a)(i) and (ii) of the Seller Disclosure Schedule are unexpired, subsisting and, to the Knowledge of Seller, valid and enforceable.

(b) All filings, payments, and other actions required to be made or taken to perfect the Sold Company’s ownership of each item of Registered IP and maintain the registration or application for each such item of Registered IP in full force and effect (other than non-material domain names) have been made by the applicable deadline and in accordance with applicable Law. Except as set forth in Section 3.13(b)(i) of the Seller Disclosure Schedule, since August 26, 2011, no application for a patent or for a copyright, mask work, or trademark registration or any other type of Registered IP (excluding, for the avoidance of doubt, non-material domain names) included in the Company Owned Intellectual Property has been abandoned, allowed to lapse, or rejected (with finality and no right to appeal). Section 3.13(b)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list of each filing, payment, and action that the Seller or the Sold Companies have been notified in writing or, to the

Knowledge of Seller, verbally must be made or taken on or before December 15, 2013 in order to maintain the application or registration for each such item of Company-Owned Intellectual Property that is Registered IP in full force and effect and to avoid prejudice to or impairment or abandonment of the application or registration for such Registered IP, including any maintenance fees that must be paid and any filings necessary to maintain ownership or other rights in such application or registration for the Registered IP.

(c) The Sold Companies are the exclusive owners of all right, title and interest (including beneficial and legal ownership interests) in and to the Company-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 3.13(c) of the Seller Disclosure Schedule, neither Seller or any Affiliate of Seller other than Storage AZ owns any Intellectual Property incorporated or used in the Guardian Technology. Except as set forth on Section 3.13(c) of the Seller Disclosure Schedule, all Persons (including past and current employees of the Sold Companies or their predecessors in interest) who created or invented any material Intellectual Property that was provided to the Sold Companies other than pursuant to a licensing or similar Contract have assigned to the Sold Companies or their predecessors in interest all of their rights in such Intellectual Property that do not vest initially in the Sold Companies or their predecessors in interest by operation of Law. Except as set forth on Section 3.13(c) of the Seller Disclosure Schedule, all patents, material inventions, and material software included in the Company-Owned Intellectual Property was created solely by employees of the Sold Companies or their predecessors in interest.

(d) Section 3.13(d) of the Seller Disclosure Schedule sets forth a complete and accurate list of all, with respect to Intellectual Property (excluding Intellectual Property licensed under Open Source Licenses) owned by third parties that is incorporated or used in any Company Product that is currently sold, licensed or distributed to third parties, licenses or other agreements pursuant to which the Sold Companies obtain rights to such Intellectual Property.

(e) Section 3.13(e) of the Seller Disclosure Schedule sets forth a complete and accurate list of all (i) software code that is incorporated or used in any Company Product that is currently sold, licensed or distributed to third parties (or software code that links with the code of any Company Product in such a manner that the Company Product becomes subject to any Open Source License governing such software code) and that is subject to any type of “open source,” freeware, “copyleft” or similar license (including the GNU Public License, Lesser GNU Public License, Mozilla Public License, Apache Software License, BSD or MIT license, and any similar licenses) (collectively, “Open Source Licenses”) and, with respect to each such item of software code, a description of how such software code is incorporated into or used in (including, if applicable, how it links with) the applicable Company Product. Except as expressly stated in Section 3.13(e)(i) of the Seller Disclosure Schedule, no Company-Owned Intellectual Property is subject to any Open Source Licenses or any other similar license or obligations that, in each case, require after the distribution of such Company-Owned Intellectual Property, the disclosure, availability, licensing or distribution of any source code for any portion of such Company-Owned Intellectual Property or imposes restrictions on fees that may be charged for such Company-Owned Intellectual Property or the manner in which such Company-Owned Intellectual Property may be licensed to third parties. For the avoidance of doubt, for the purpose of this Section 3.13(e), “Company Product” shall not include internal tools or toolkits created for customers’ benefit which are not distributed to third parties, but shall include any firmware for all products of the Sold Companies.

(f) No Person other than employees or authorized contractors of the Sold Companies has the right, whether current, contingent or otherwise, to access or possess any source code (other than any source code licensed to end users in Software Developer Kits in the ordinary course of business) owned by the Sold Companies. Neither the Seller nor any of the Sold Companies has disclosed, licensed, made available, delivered or is obligated to deliver to any escrow agent any of the proprietary source code owned by the Sold Companies. No event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to, result in the obligation to make delivery, license, or disclosure of any proprietary source code owned by the Sold Companies to any Person who is not, as of the date of this Agreement, an employee or authorized contractor of the Sold Companies.

(g) The conduct of the business of the Sold Companies (including the development, manufacture, use, distribution, marketing and sale of the Company Products) has not infringed, misappropriated or otherwise violated, and does not, as currently conducted by the Sold Companies, infringe, misappropriate or otherwise violate Intellectual Property of any Person; provided, that the foregoing representation is made to the Seller’s Knowledge with respect to Intellectual Property owned by a non-practicing entity, patent monetization entity or patent assertion entity (as such terms are commonly understood in the industry). To the Knowledge of Seller, no Company-Owned Intellectual Property is being infringed, misappropriated or otherwise violated by any Person in any material respect.

(h) No Actions are pending or, to the Knowledge of Seller, threatened against the Seller or the Sold Companies that challenge the rights of the Seller or the Sold Companies in, or the validity or enforceability of, the Company-Owned Intellectual Property (except, for the avoidance of doubt, prosecution of Registered IP before the United States Patent and Trademark Office or any equivalent foreign Governmental Entity), and neither the Seller nor any of the Sold Companies is subject to any Order regarding the Company-Owned Intellectual Property. Neither the Seller nor any of the Sold Companies has since August 26, 2011 (and to Seller’s Knowledge, between January 1, 2010 and August 26, 2011) received any written notice alleging that the Sold Companies have, or the operation of the business of the Sold Companies has, infringed, misappropriated or otherwise violated in any material respects the Intellectual Property of any third party or offering to license the Seller or the Sold Companies any patents in connection with the operation of the business of the Sold Companies.

(i) Except as set forth in Section 3.13(i)(i) of the Seller Disclosure Schedule and except for non-exclusive licenses, the Sold Companies are not bound by, and no Company-Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that materially limits or restricts the ability of the Sold Companies to use, assert, enforce, or otherwise exploit anywhere in the world any Company-Owned Intellectual Property (“Restrictive Covenants”). No exclusive licenses or other grants of exclusive rights have been granted to any Person with respect to the Company-Owned Intellectual Property. Except as set forth in Section 3.13(i)(ii) of the Seller Disclosure Schedule, no Restrictive Covenants or exclusive licenses apply to any Company-Owned Intellectual Property incorporated or used in any Guardian Technology.

(j) The Sold Companies have taken commercially reasonable steps to protect and maintain (i) their trade secrets and material confidential information and (ii) the security, operation and integrity of their material software and systems, web sites, and networks (and the data stored therein), and since August 26, 2011 (and to Seller’s Knowledge, between January 1, 2010 and August 26, 2011) there have been no material outages, thefts, breaches, or violations of their software and systems, web sites, and networks (and the data stored therein) (other than any that were satisfactorily resolved in compliance with applicable Law without material cost to the Sold Companies).

(k) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in, or give any other Person the right or option to cause or declare (i) a loss of any material right with respect to any Company-Owned Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right with respect to Company-Owned Intellectual Property under any Material Contract; (iii) the release, disclosure, or delivery of any Company-Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other rights of (x) the Sold Companies in, under or to any Company-Owned Intellectual Property; or (y) the Buyer in, under or to any Intellectual Property of Buyer; except in each of clauses (i)–(iv) above, as contemplated by this Agreement or any of the Closing Agreements.

(l) No funding facilities, resources or personnel (including employees, contractors, consultants, interns or students) of any public or private university, college or other educational or research institution or Government Entity were used by Seller or the Sold Companies to develop or create, in whole or in part, any Company-Owned Intellectual Property, including any Company-Owned Intellectual Property that is a portion of any Company Product. There is no United States, or, to Seller’s Knowledge, non-U.S. governmental prohibition or restriction on the export or import of any of the Company-Owned Intellectual Property from or to any jurisdiction in which the Sold Companies currently conduct business.

(m) Neither Seller nor the Sold Companies are currently as of the date hereof, and since August 26, 2011 have been, a member of or contributor to any industry standards body or similar organization that currently compels or could compel Seller or the Sold Companies to grant or offer to any third party any license or right to, any Company-Owned Intellectual Property.

Section 3.14 Company Products.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth a list of each Company Product distributed or otherwise made available by or on behalf of the Sold Companies since August 26, 2011.

(b) No portion of any Company Product or other proprietary software, in each case, owned by the Sold Companies and sold, licensed or distributed to third parties contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or performing or facilitating, any of the following functions: (i)

disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or materially damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Sold Companies implement commercially reasonable measures (compliant with industry standards) designed to prevent the introduction of Malicious Code into the Company Owned Intellectual Property incorporated into or used in Company Products and other proprietary software of the Sold Companies.

(c) To the Knowledge of Seller, none of the Company Products sold, licensed or distributed to third parties and currently subject to a Product Warranty of the Sold Companies, after they have passed all applicable customer qualification test(s): (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or causes a material and adverse effect upon any product or system containing or used in conjunction with such Company Product or (ii) materially fails to comply with any warranty, support or similar obligation applicable to such Company Product with respect to the applicable customer (“Product Warranties”).

(d) No columbite-tantalite (coltan), cassiterite, gold, wolframite, or other mineral or any derivatives thereof, in each case, (i) that is used by Seller or the Sold Companies in the production of any Company Product and (ii) the exploitation and trade of which is sourced from a country that is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo, originated in any such countries.

Section 3.15 Inventory. As of the date hereof, all of the Inventory of the Sold Companies is in good condition and free of any material defect and is useable or saleable in the ordinary course of business, in each case net of reserves or accruals reflected on, or reserved for in, the Financial Statements. For the avoidance of doubt, nothing in this Section 3.15 shall be construed as a representation or warranty with respect to the condition or defect of any Company Products, which matters shall be exclusively governed by Section 3.14.

Section 3.16 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date through the date hereof, there has not been any change, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect.

(b) Except (x) as contemplated by this Agreement or (y) as set forth on Section 3.16(b) of the Seller Disclosure Schedule, since the Balance Sheet Date through the date hereof, (i) the Sold Companies have conducted their respective businesses in the ordinary course of business and (ii) there has not occurred any action or event that, had such action or event occurred after the date hereof and prior to the Closing Date, would have breached any of the covenants contained in Section 5.1(b).

Section 3.17 Material Contracts.

(a) Section 3.17(a) of the Seller Disclosure Schedule lists the following Contracts to which the any of the Sold Companies is a party as of the date of this Agreement, other than this Agreement, the Company Benefit Plans (other than as expressly covered by Section 3.17(a)(xiv) or Section 3.17(a)(xv) below) and the Insurance Policies (collectively, the “Material Contracts”):

(i) any Contract containing any right of exclusivity in favor of the other parties thereto (including any Contract requiring the Sold Companies to purchase its total requirements of any product or service from a third party) with respect to any matter related to the business of the Sold Companies or any covenant limiting the ability of the Sold Companies or, upon the Closing, Buyer to engage in any line of business, compete with any Person or in any geographic area;

(ii) each Contract that includes a covenant not to sue or a settlement agreement;

(iii) each Contract that contains “take or pay” provisions;

(iv) each Contract providing for the development of any material technology or other material Company-Owned Intellectual Property, independently or jointly, by or for the Sold Companies;

(v) each Contract requiring any of the Sold Companies to pay to any Person (excluding Business Employees, independent sales representatives and distributors) royalties or commissions in excess of $100,000 for the manufacture, sale or distribution of any Company Product;

(vi) each Contract that creates, governs or controls a partnership, joint venture, the sharing of revenues, profits, losses, costs or liabilities or other similar arrangements with respect to the Sold Companies;

(vii) each Contract that (A) provides for or relates to Indebtedness of the Sold Companies, other than any Indebtedness between or among any of the Sold Companies or (B) provides for or relates to any hedging, derivatives or similar contracts or arrangements;

(viii) each Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after August 26, 2011 (or to Seller’s Knowledge, between January 1, 2010 and August 26, 2011) or pursuant to which any Sold Company has any material current or future rights or obligations;

(ix) each Contract granting a Lien (other than a Permitted Lien) on any material property or asset of any of the Sold Companies;

(x) each Contract that contains any provisions requiring any Sold Company to indemnify any other party (excluding indemnities (x) contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice or (y) that are not otherwise reasonably expected to result in payments by any Sold Company in excess of $100,000 (after giving effect to any insurance coverage, but including the payment of any applicable deductibles thereunder);

(xi) except for non-exclusive license agreements granted to the Sold Companies in the ordinary course of business for generally commercially available computer software available or design tools on standard terms and in object-code form with annual fees of less than $100,000, each Contract pursuant to which any rights have been granted to the Sold Companies with respect to any material Intellectual Property;

(xii) except for sales of Company Products and any other non-exclusive license agreements granted by the Sold Companies in the ordinary course of business, each Contract pursuant to which any Person has been granted any license under or has received or acquired any right to any Company-Owned Intellectual Property;

(xiii) each Contract with a Governmental Entity pursuant to which the Sold Companies received payments of $100,000 or more during Seller’s most recently completed fiscal year;

(xiv) each employment, consulting, severance, retention, bonus or change in control agreement or Contract with any Business Employee or individual consultant of any of the Sold Companies with respect to which any Sold Company is a party that (A) provides annual aggregate annual salary and bonuses that may exceed $200,000; (B) provides for the payment of any cash or other compensation or benefits as a result of the consummation of the transactions contemplated by this Agreement; or (C) otherwise restricts any Sold Company’s ability to terminate the employment or engagement of such individual without penalty or Liability;

(xv) each collective bargaining agreement or other Contract with any labor union or other employee association or organization; and

(xvi) each other Contract (or series of related Contracts) (other than purchase orders issued pursuant to a Contract governing such purchase orders or Contracts for the purchase or sale of materials entered into in the ordinary course of business) for the purchase or sale of supplies, goods, services, equipment or other assets providing for annual payments by the Sold Companies or to the Sold Companies, respectively, during Seller’s most recently completed fiscal year of $100,000 or more.

(b) (i) Seller has made available to Buyer accurate and complete copies of all Material Contracts, each as amended to date, (ii) each Material Contract is valid and binding on each Sold Company that is a party thereto, as applicable, and to the Knowledge of Seller, each other party thereto, and in all material respects is in full force and effect and enforceable in accordance with its terms, (iii) each of the Sold Companies, and, to the Knowledge of Seller, any other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract, (iv) none of the Sold Companies have received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will or would reasonably be expected to constitute, a material default on the part of any of the Sold Companies under any Material Contract, and to the Knowledge of Seller, there are no events or conditions which constitute, or, after notice or lapse of time or both, will or would reasonably be expected to constitute a material default on the part of any counterparty under such Material Contract, and (v) since August 26, 2011 (and to Seller’s Knowledge, between January 1, 2010 and August 26, 2011), none of the Sold Companies have received any written notice, or to the Knowledge of Seller, any other written communication from any Person that such Person intends to terminate any Material Contract.

(c) Section 3.17(c) of the Seller Disclosure Schedule sets forth (i) the top ten (10) customers of the Sold Companies, taken as a whole, by net revenue during the 12-month period ended as at the Balance Sheet Date (the “Top Customers”) and (ii) the top five (5) suppliers of the Sold Companies, taken as a whole, by expenditures during the 12-month period ended as at the Balance Sheet Date (the “Top Suppliers”). As of the date hereof, (i) none of the Top Customers or the Top Suppliers has canceled or otherwise terminated its relationship with the Sold Companies and (ii) to the Knowledge of Seller, none of the Sold Companies have received written notice or any other communication that any such Top Customer or Top Supplier, as the case may be, intends to terminate or otherwise (x) materially modify its relationship with any of the Sold Companies in a manner adverse to the Sold Companies or (y) materially change its purchases from or sales to the Sold Companies (other than in the ordinary course of business or as otherwise contemplated by the Contracts with such Persons made available to Buyer prior to the date of this Agreement) in a manner adverse to any of the Sold Companies.

Section 3.18 Employee Benefits.

(a) Section 3.18(a) of the Seller Disclosure Schedule sets forth (i) each Seller Benefit Plan and (ii) each Company Benefit Plan. Neither Seller nor any of the Sold Companies has made any commitment to create any additional Seller Benefit Plan or Company Benefit Plan or modify or change any existing Seller Benefit Plan or Company Benefit Plan.

(b) Except as set forth on Section 3.18(b) of the Seller Disclosure Schedule, no Seller Benefit Plan or Company Benefit Plan is, and none of the Sold Companies sponsor maintain, contribute to, have an obligation to contribute to, or have had within the last six years any liability with respect to (i) an employee benefit plan subject to ERISA, or (ii) a plan subject to Section 401(a) of the Code.

(c) No Seller Benefit Plan or Company Benefit Plan is, and neither the Sold Companies nor any of their ERISA Affiliates maintains, contributes or has any liability, whether contingent or otherwise, with respect to, or has within the preceding six (6) years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any (i) “pension plan” subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, (iii) “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Each Company Benefit Plan and, solely as it relates to Business Employees, each Seller Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Benefit Plan and, solely as it relates to Business Employees, each Seller Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any Business Employees or individual service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Financial Statements in accordance with the terms of the Seller Benefit Plan or Company Benefit Plan and all applicable Laws. There are no pending or, to the Knowledge of Seller, threatened claims against, by or on behalf of any Company Benefit Plan or, solely as it relates to Business Employees, any Seller Benefit Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits). Neither Seller nor any of the Sold Companies have engaged in any breach of fiduciary duty or other failure to act or comply, and to the Knowledge of Seller, no other breaches of fiduciary duty or other failures to act or comply have occurred, in any case, relating to the administration or investment of the assets of any Company Benefit Plan or, solely as it relates to Business Employees, any Seller Benefit Plan. With respect to each Company Benefit Plan, (i) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred, and (ii) no Lien has been imposed under the Code or ERISA. Neither Seller nor any of the Sold Companies have failed to distribute any required reports or descriptions of Seller Benefit Plans or Company Benefit Plans to any Business Employees (including without limitation any summary annual reports or summary plan descriptions). No excise tax could reasonably be expected to be imposed upon the Sold Companies under Chapter 43 of the Code. No filing has been made in respect of any Company Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(e) No Seller Benefit Plan or Company Benefit Plan provides, and the Sold Companies have no obligation to provide or make available, any post-employment or post-service health or welfare benefit for any Business Employee, individual consultant or other individual service provider of the Sold Companies, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state Law.

(f) Except as set forth on Section 3.18(f) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Business Employee, individual consultant or other individual service provider of the Sold Companies; or (ii) result in the acceleration of the time of payment, delivery or vesting of any compensation, equity award or other benefits payable or deliverable to, or otherwise held by, any Business Employee, individual consultant or other individual service provider of the Sold Companies.

(g) Each of the Sold Companies have properly classified each Person providing services to it as an independent contractor or employee, or leased employee, for all relevant purposes.

(h) With respect to each Company Benefit Plan Seller has made available to Buyer, as applicable, (i) a correct and complete copy thereof (or, to the extent no such copy exists, an accurate description of the material terms thereof), including all amendments through the date hereof, (ii) the most recent annual reports (if required to be filed by applicable Law) for each Company Benefit Plan, including any and all schedules, opinions and attachments thereto prepared in connection with any such reports; (iii) the most recent summary plan description and summary of material modifications (if any) of each Company Benefit Plan; (iv) all trust documents, investment management contracts, custodial agreements, insurance contracts and other funding arrangements relating to any Company Benefit Plan; (v) the most recent financial statement, actuarial report and trustee report for each Company Benefit Plan; and (vi) all material notices and filings concerning IRS or U.S. Department of Labor audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code (including Forms 5330). With respect to each Seller Benefit Plan, Seller has made available to Buyer, a correct and complete copy thereof (or, to the extent no such copy exists, an accurate description of the material terms thereof), including all amendments through the date hereof.

(i) The Sold Companies and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder. No Seller Benefit Plan or Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Benefit Plan or Seller Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(j) No Company Benefit Plan or, to the Knowledge of Seller, any fiduciary thereof is the subject of an ongoing audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corp. or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Seller, threatened.

(k) Except as set forth in Section 3.18(k) of the Seller Disclosure Schedule, no Company Benefit Plan is maintained outside the jurisdiction of, or subject to the laws of any jurisdiction outside of, the United States (any such Seller Benefit Plan or Company Benefit Plan set forth in Section 3.18(k) of the Seller Disclosure Schedule, a “Foreign Benefit Plan”). All Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws of any controlling Governmental Entity or instrumentality, and all Foreign Benefit Plans that are intended or required to be book-reserved and/or funded are book reserved and/or funded at the required level based on reasonable actuarial assumptions, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Sold Company.

Section 3.19 Labor and Employment Matters.

(a) Section 3.19(a) of the Seller Disclosure Schedule contains a true, correct and complete list as of the date of this Agreement of the names and current annual salary rates or current hourly wages (as applicable), bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location, employer and leave status of all Business Employees and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.

(b) Each of the Sold Companies is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, employment standards, human rights, pay equity, privacy, workers compensation, workplace safety and insurance, labor relations, occupational safety and health and other labor and employment-related matters. There are no unfair labor practice complaints before the National Labor Relations Board or any other Governmental Entity, grievances, complaints, claims or judicial or administrative proceedings, in any case, which are pending or, to the Knowledge of Seller, threatened by or on behalf of any Business Employees, and the Sold Companies have not received any notice that any representation or petition respecting the Business Employees has been filed with the National Labor Relations Board or any other Governmental Entity.

(c) Except as set forth on Section 3.19(c) of the Seller Disclosure Schedule, the Sold Companies have not experienced since August 26, 2011 (and to the Knowledge of Seller, between January 1, 2010 and August 26, 2011), and to the Knowledge of Seller, there are no pending or threatened, labor disputes, grievances, work stoppages, requests for representation, pickets, work slow-downs or any actions or arbitrations that involve the labor or employment relations of the Sold Companies or the Business Employees. None of the Sold Companies is (i) a party to, and no Business Employee is covered by, any collective bargaining agreement or other Contract or understanding with a labor union or organization or (ii) obligated to inform or consult any works council with respect to the transactions contemplated by this Agreement. The Sold Companies are not currently engaged in any negotiation with any labor union or organization, and no union, or other employee organization is currently representing or purporting to represent any Business Employees and, to the Knowledge of Seller, there are no organizational efforts by any labor organization or any group of employees with respect to the formation or recognition of a collective bargaining unit presently being made involving Business Employees.

(d) Section 3.19(d) of the Seller Disclosure Schedule contains a list of all individual independent contractors, individual consultants, individual agents or individual agency employees engaged as of the date of this Agreement by the Sold Companies, along with the position, date of retention and rate of remuneration for each such Person.

(e) Except as set forth on Section 3.19(e) of the Seller Disclosure Schedule, none of the Sold Companies has effectuated since August 26, 2011 (and to the Knowledge of Seller, between January 1, 2010 and August 26, 2011), nor does any Sold Company currently have plans to effectuate (i) a “plant closing,” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a “mass layoff” (as defined in the WARN

Act) or (iii) such other layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law which would be material.

Section 3.20 Environmental. The Sold Companies are in material compliance with all, and have not violated in any material respects any, material Environmental Laws. The Sold Companies possess and comply in all material respects with all, and have not violated in any material respects any, material Permits required under any material Environmental Law for their respective operations as currently, and none of the Sold Companies has received any written notice, or to the Knowledge of Seller, other communication that any such Permit will be revoked, not re-issued, or materially modified in a manner adverse to the Sold Companies, and to the Knowledge of Seller there is no basis for such written notice or communication. There are no Actions pending or, to the Knowledge of Seller, threatened against or affecting, the Sold Companies (i) alleging any violation of or liability under any Environmental Law, or (ii) arising out of the presence or release of any substance or material listed, classified or regulated by any Governmental Entity as toxic or hazardous, as a pollutant or contaminant, or as any other words having the same or similar meaning (“Materials of Environmental Concern”), that, in each case under clauses (i) and (ii), could reasonably be expected to materially and adversely affect the Sold Companies. None of the Sold Companies is subject to or affected by any material Order under any Environmental Law or regarding any release of Materials of Environmental Concern. None of the Sold Companies has released any Materials of Environmental Concern at any property currently or formerly operated by any of them and, to the Knowledge of Seller, no Materials of Environmental Concern are otherwise present at or affecting any property operated by the Sold Companies or any other location (including any facility for the treatment, storage, or disposal of Materials of Environmental Concern), in each case, under such circumstances or under such conditions that could reasonably be expected to result in material liability to the Sold Companies pursuant to Environmental Laws or to materially and adversely affect any of them. None of the Sold Companies has assumed or retained, by contract or by operation of Law, any liability under Environmental Laws or regarding any release of Materials of Environmental Concern that, in each case, could reasonably be expected to be material to the Sold Companies. Seller has made available to Buyer all environmental investigations, studies, audits, tests, reviews or other environmental analyses in the possession of Seller and related to the current business of any Sold Company or any property or facility leased by any Sold Company since August 26, 2011. As used herein, “Environmental Laws” means any applicable Laws and Orders relating to protection of the environment, or protection of human health and safety as may be affected by exposure to Materials of Environmental Concern.

Section 3.21 Insurance. Section 3.21 of the Seller Disclosure Schedule lists all policies of insurance covering the Sold Companies or any of their respective employees, properties or assets (collectively, the “Insurance Policies”), including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance. All of the Insurance Policies are in all material respects in full force and effect and all premiums due and payable thereon from the Sold Companies have been paid in full, and none of the Sold Companies or, to the Knowledge of Seller, any other party thereto, is in material violation or breach of or default under (or with notice or lapse of time, or both, would be in material violation or breach of or default under) the terms of any Insurance Policies. There is no material claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies and there has been no threatened termination of any such Insurance Policies.

Section 3.22 Transactions with Related Persons; Affiliates. Except as set forth on Section 3.22 of the Seller Disclosure Schedule, none of the Sold Companies have any liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, any of their Affiliates (other than other Sold Companies), other than the Company Benefit Plans.

Section 3.23 Brokers and Other Advisors. No broker, finder, financial advisor, investment banker or other similar Person is entitled to any brokerage or finder’s fees or commissions from any of the Sold Companies in connection with the transactions contemplated by this Agreement.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly contained in the foregoing sections of this ARTICLE III, neither Seller nor any other Person on behalf of Seller (including any other member of the Seller Group or any Sold Company) makes any express or implied representation or warranty, and Seller hereby disclaims any such representation or warranty with respect to (i) the execution and delivery of this Agreement or any of the Closing Agreements, (ii) the consummation of the transactions contemplated by this Agreement or any of the Closing Agreements, (iii) Seller, the Sold Companies or any of their respective Affiliates, assets or liabilities, (iv) the Legacy Defense Business, (v) other information provided to (or otherwise acquired by) Buyer or any of its Affiliates or Representatives, (iv) any conduct of business or other activities of Seller, the Sold Companies or any of their Affiliates and (vii) the accuracy or completeness of any information provided to (or otherwise acquired by) Buyer or any of its Affiliates or Representatives; provided, however, that the foregoing shall not be construed to prohibit or limit a claim for actual fraud (subject to any limitations on such claim set forth in ARTICLE VIII).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule (subject to Section 9.2), Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Qualification, Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority. Buyer has all requisite company power and authority to execute and deliver this Agreement and each of the Closing Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the Closing Agreement to which it is or will be party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and on the Closing Date Buyer will have duly executed and delivered each of the Closing Agreements to which it will be a party. This Agreement constitutes, and each Closing Agreement to which Buyer will be a party, when so executed and delivered, will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by the Bankruptcy Exceptions.

Section 4.3 Noncontravention.

(a) Neither the execution and delivery of this Agreement and each of the Closing Agreements, when so executed and delivered, nor the consummation of the transactions contemplated hereby and thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the filing and notice requirements in clauses (i) through (iv) of Section 4.3(b), violate any Law applicable to Buyer or (iii) result in a breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any material Contract to which Buyer is a party or (iv) result in the creation of any Lien (other than Permitted Liens) on any properties, rights or assets of Buyer, except, in the case of the immediately preceding clauses (iii) and (iv), to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the ability of Buyer, or the timing of the ability of Buyer, to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery by Buyer of this Agreement and each of the Closing Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not require any Consent of, or filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the HSR Act, (ii) any filings as may be required under state securities Laws, (iii) the filings to be made in compliance with applicable requirements of other Laws set forth in Section 4.3(b)(iii) of the Buyer Disclosure Schedule and (iv) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the ability of Buyer, or the timing of the ability of Buyer, to consummate the transactions contemplated by this Agreement.

Section 4.4 Litigation; Orders. There are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the ability of Buyer to consummate the transactions contemplated by this Agreement and each Closing Agreement to which it is a party. None of Buyer or any of its Subsidiaries or Affiliates is subject to any Order that has the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the ability of Buyer to consummate the transactions contemplated by this Agreement and each Closing Agreement to which it is a party.

Section 4.5 Financial Resources. Buyer has, and will at Closing have, sufficient cash to pay the Estimated Purchase Price and any other amounts payable by Buyer in connection with the transactions contemplated by this Agreement.

Section 4.6 Brokers and Other Advisors. No broker, finder, financial advisor, investment banker or other similar Person is entitled to any brokerage or finder’s fees or commissions from Buyer in connection with the transactions contemplated by this Agreement.

Section 4.7 Purchase for Investment. Buyer is purchasing the Sold Shares for its own account and solely for investment, with no intention to sell, transfer or distribute any Sold Shares to any other Person. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Sold Shares. Buyer acknowledge that none of the Sold Shares are registered under the Securities Act or under any state or foreign securities laws, and Buyer will not sell, transfer or distribute any Sold Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Law.

Section 4.8 Investigation. Buyer has had the opportunity to conduct all such due diligence investigation of the Sold Companies and their respective businesses as it deemed necessary or advisable in connection with entering into this Agreement and the transactions contemplated hereby and has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Sold Companies and their respective businesses. Buyer acknowledges that (a) it and its Representatives have been given the opportunity to examine to the full extent deemed necessary and desirable by Buyer all records and other information with respect to the Sold Companies and their respective businesses, and (b) Buyer has taken and hereby takes, full responsibility for determining the scope of its investigations of the Sold Companies and their respective businesses to its full satisfaction.

Section 4.9 Projections. In connection with Buyer’s investigation of the Sold Companies, Buyer may have received, or may receive, from Seller and/or its Representatives or Affiliates certain estimates, projections and other forecasts for the Sold Companies, and certain business plans and budget information. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), (iv) Buyer shall have no claim against any Person with respect to such estimates, projections, forecasts, business plans and budget information and (v) Buyer will not assert any claim against Seller or any of its Affiliates or Representatives, or hold Seller or any such Persons liable, with respect to such estimates, projections, forecasts, business plans and budget information. Accordingly, Buyer acknowledges that neither Seller nor any of its Affiliates or Representatives, makes any representation or warranty with respect to such estimates, projections, forecasts, business plans or budget information and that Seller makes only those representations and warranties expressly set forth in ARTICLE III.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties expressly contained in the foregoing sections of this ARTICLE

IV, neither Buyer nor any other Person on behalf of Buyer makes any express or implied representation or warranty, and Buyer hereby disclaims any such representation or warranty with respect to (i) the execution and delivery of this Agreement or any of the Closing Agreements, (ii) the consummation of the transactions contemplated by this Agreement or any of the Closing Agreements, (iii) Buyer or any of its Affiliates, (iv) other information provided to (or otherwise acquired by) Buyer and (v) the accuracy or completeness of any information provided to (or otherwise acquired by) Buyer.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business Prior to the Closing.

(a) Without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, except (x) as otherwise contemplated by this Agreement, the Closing Agreements or the Restructuring, (y) as disclosed on Section 5.1 of the Seller Disclosure Schedule or (z) as required by Law or Order, during the Pre-Closing Period, Seller shall cause the Sold Companies to conduct their businesses (other than in respect of the Legacy Defense Business, which shall not be subject to this Section 5.1(a)) in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to maintain satisfactory relationships with suppliers, customers, and other third parties having material business relationships with the Sold Companies (other than in respect of the Legacy Defense Business, which shall not be subject to this Section 5.1(a)).

(b) In furtherance of Section 5.1(a), without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, except (x) as otherwise contemplated by this Agreement, the Closing Agreements or the Restructuring, (y) as disclosed on Section 5.1 of the Seller Disclosure Schedule or (z) as required by Law or Order, during the Pre-Closing Period, Seller shall cause each Sold Company (other than in respect of any actions relating to the Legacy Defense Business, which shall not be subject to this Section 5.1(b)) not to (and in the case of Section 5.1(b)(ii)(B), Seller shall not):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) (A) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock or other ownership interests, in the Sold Companies, or (B) issue or grant any Seller Options;

(iii) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or ownership interests;

(iv) (A) incur any obligations or commitments to make any capital expenditures in excess of $250,000 in the aggregate following the Closing, or (B) cease to continue to make capital expenditures in the ordinary course of business;

(v) with respect to Company Products, make any material change in the selling, distribution, advertising, terms of sale or collection practices outside of the ordinary course of business consistent with past practices;

(vi) after the close of business on the Business Day immediately preceding the Closing Date, declare, set aside, make or pay any dividend or other distribution in respect of the capital stock or other ownership interests of any of the Sold Companies or repurchase, redeem or otherwise acquire, or grant any rights or enter into any Contracts or commitments to repurchase, redeem or acquire, any outstanding shares of the capital stock or ownership interests of any of the Sold Companies;

(vii) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business and pursuant to existing Contracts made available to Buyer prior to the date hereof;

(viii) sell, lease, license, assign, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) (A) any corporation, partnership or other business organization or division thereof or (B) any Inventory, equipment, assets, rights or properties (including Intellectual Property) for consideration in excess of $50,000, or abandon or allow to expire any issued patent or material registration or application included in the Company-Owned Intellectual Property, in each case, other than (w) sales or dispositions of Inventory and licenses of products and services, in each case, in the ordinary course of business, (x) pursuant to existing Contracts made available to Buyer prior to the date hereof, (y) non-exclusive licenses of Company-Owned Intellectual Property granted in the ordinary course of business as necessary to make available the Company Products or (z) sales of dispositions of obsolete and worthless assets or scrap;

(ix) sell, lease, license, assign, pledge transfer, abandon, permit any Lien on or otherwise dispose of any Company-Owned Intellectual Property used in or necessary for the operation of the businesses of the Sold Companies, other than (x) non-exclusive licenses of Company-Owned Intellectual Property granted in the ordinary course of business or (y) pursuant to existing Contracts made available to Buyer prior to the date hereof;

(x) modify, amend, terminate or waive any rights under any Material Contract in any material respect or enter into any new Contract that would be a Material Contract if entered into prior to the date of this Agreement;

(xi) acquire or obtain any license to any Intellectual Property or technology other than in the ordinary course of business (including commercially available computer software available or design tools on standard terms and in object-code form) for consideration not to exceed $100,000 in the aggregate;

(xii) permit the loss, expiration or termination of any material license or right to any third party Intellectual Property used in or necessary for the operation of the businesses of the Sold Companies other than in the ordinary course of business;

(xiii) agree to by any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Sold Companies from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services);

(xiv) disclose any material trade secrets or other material proprietary or confidential information of the Sold Companies to any Person not subject to a confidentiality or non-disclosure agreement;

(xv) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person (other than in a Subsidiary or sister Subsidiary of such Person);

(xvi) except to the extent required under any Company Benefit Plan or Seller Benefit Plan in existence as of the date hereof or as required by applicable Law: (A) hire or terminate (other than for cause) any Business Employee who holds (or, if hired, would hold) the position of “vice president”, “director”, “manager”, “senior engineer”, “executive” or any other individual in a salary grade of 07 or higher or any individual consultant of the Sold Companies, except with respect to individual consultants who perform services for any of the Sold Companies whose aggregate fees are less than $100,000, (B) increase or establish, or commit to increase or establish, the compensation or benefits of any Business Employee or individual consultant of the Sold Companies, (C) establish, adopt, enter into, amend in any material respect or terminate any Seller Benefit Plan or Company Benefit Plan, in each case, affecting any Business Employees, (D) accelerate the vesting or payment of any compensation or benefits under any Seller Benefit Plan or Company Benefit Plan, in each case, with respect to any Business Employees, or (E) grant any cash bonus, incentive, performance or other incentive compensation to any Business Employee;

(xvii) change or make any material Tax election, change any method of accounting with respect to material Taxes, file any material amended Tax Return, enter into any Tax allocation agreement, tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to material Taxes, surrender any right to claim a material Tax refund or settle or compromise any material federal, state, local or foreign Tax liability, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xviii) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except as may be required under GAAP or by applicable Law;

(xix) commence, settle or compromise, or propose to settle or compromise any Action, other than settlements or compromises of Actions for monetary payments as its sole remedy that are paid prior to the close of business on the Business Day immediately prior to the Closing Date and that include no other continuing obligations of the Sold Companies (excluding releases of claims);

(xx) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xxi) (A) forgive, cancel or compromise any Indebtedness or claim, or (B) waive or release any material right of value;

(xxii) enter into, modify or terminate any labor or collective bargaining agreement; or

(xxiii) agree in writing to take any of the actions described in the foregoing clauses (i) through (xxii).

(c) Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of any of the Sold Companies prior to the Closing Date and (ii) prior to the Closing Date, the Sold Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 5.2 Access. During the Pre-Closing Period and subject to applicable Law and Section 5.11(b), Seller shall, and shall cause the Sold Companies to, afford to Buyer and its authorized Representatives, reasonable access during normal business hours and upon prior reasonable written notice to Seller, to the officers, properties, books and records of the Sold Companies as Buyer reasonably requests in connection with its efforts to consummate the transactions contemplated by this Agreement; provided, that such access does not interfere with the normal business operations of Seller or the Sold Companies. In connection with any such access, Buyer and its Representatives shall cooperate with Seller and the Sold Companies and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything to the contrary in this Agreement, Seller and the Sold Companies shall not be required to disclose any information to Buyer if such disclosure would be reasonably likely to jeopardize any attorney-client privilege or conflict with any confidentiality obligations to which Seller or any of the Sold Companies is bound; provided, however, that Seller shall and shall cause the Sold Companies to, take commercially reasonable efforts to obtain a waiver of any such confidentiality obligations upon Buyer’s reasonable prior written request (it being understood that such commercially reasonable efforts shall not require any of Seller or the Sold Companies to pay any consideration to any third party or amend or modify any Contract). Notwithstanding anything to the contrary contained herein, except as otherwise expressly provided in Section 5.6, during the Pre-Closing Period, (i) Buyer and its Representatives shall not contact or communicate with the employees, customers, suppliers, independent contractors, landlords, lessors, banks and or other business relations of the Sold Companies in connection with, or relating in any way to, the transactions contemplated hereby, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), and (ii)

Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Sold Companies without the prior written consent of Seller.

Section 5.3 Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions herein provided, each of Seller and Buyer agrees to use its reasonable best efforts to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(b) Each of Seller and Buyer shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act) to effect promptly all necessary filings and to obtain all Consents of Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Each of Seller and Buyer shall provide to the other party copies of all correspondence between it (or its advisors) and any Governmental Antitrust Authority or other Governmental Entity relating to the transactions contemplated by this Agreement or any of the matters described in this Section 5.3. Each of Seller and Buyer shall promptly inform the other party of any oral communication with, and provide copies of written communications with, any Governmental Antitrust Authority or other Governmental Entity regarding any such filings or any such transaction. Neither Seller nor Buyer shall independently participate in any meeting with any Governmental Antitrust Authority or other Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Antitrust Authority or other Governmental Entity, the opportunity to attend and/or participate. To the extent permissible under applicable Law, each of Seller and Buyer will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act.

(c) Without limiting the generality of the undertakings pursuant to this Section 5.3, each of Seller and Buyer shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Authority all information and documents requested by such Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act. Buyer shall request the filings under the HSR Act to be considered for a grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Buyer and Seller shall each be responsible one-half of any filing fees under the HSR Act.

(d) If any Action is instituted by any private party challenging this Agreement or any of the transactions contemplated hereby as violative of any applicable Competition Law, each of Buyer and Seller, at the sole cost and expense of Buyer, use its reasonable best efforts to oppose or defend against such Action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein).

(e) Notwithstanding anything to the contrary contained in this Agreement, Buyer and Seller agree and acknowledge that neither this Section 5.3 nor the “reasonable best efforts” standard shall require, or be construed to require Buyer or any of its Subsidiaries or Affiliates, in order to obtain any required approval from any Governmental Entity or any third party to (i) propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Buyer or its Subsidiaries (including the Sold Companies following the Closing), (ii) terminate existing relationships, contractual rights or obligations of Buyer or its Subsidiaries (including the Sold Companies following the Closing), (iii) terminate any venture or other arrangement of the Buyer or its Subsidiaries (including the Sold Companies following the Closing), (iv) otherwise take or commit to take actions that after the Closing Date would limit Buyer’s or its Subsidiaries’ (including the Sold Companies’ following the Closing) freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of Buyer and its Subsidiaries (including the Sold Companies following the Closing), (v) subject to Section 5.3(d), oppose or defend against any Action to prevent or enjoin the consummation of the transactions contemplated by this Agreement or (vi) defend any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under any applicable Competition Law so as to permit consummation of the transactions contemplated by this Agreement.

Section 5.4 Third Party Consents. Each of Buyer and Seller shall use their respective reasonable best efforts to obtain at the earliest practicable date all Consents required under any Contracts with respect to the consummation of the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 3.5(b) (or Section 3.5(b) of the Seller Disclosure Schedule) and Section 4.3(b) (or Section 4.3(b) of the Buyer Disclosure Schedule); provided, however, that neither Seller nor Buyer shall be obligated to pay (or cause to be paid) any consideration to any third party from whom any such consent or approval is requested under any Contract, other than fees and expenses required to be paid in connection with obtaining any such Consent pursuant to the express terms of any such Contract, which shall be paid by Seller at its sole expense; provided, further, that except as set forth in Section 6.2(i), each of Seller and Buyer acknowledges and agrees that obtaining any such Consents shall not be a condition to Closing.

Section 5.5 Tax Matters.

(a) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating directly to the Sold Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax Return. Seller and Buyer shall retain, all books and records with respect to Taxes pertaining to the Sold Companies until the expiration of all relevant statutes of limitations (and, to the extent notified by Seller and Buyer, as the case may be, any extensions thereof). At the end of such period, Seller shall provide the Buyer with at least thirty (30) days prior written notice before destroying any such books and records, during which period Buyer can elect to take possession, at its own expense, of such books and records.

(b) Seller shall prepare, or cause to be prepared, all Tax Returns in respect of the Sold Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date in a manner consistent with the past practices of the Sold Companies to the extent permitted by applicable Law and Buyer shall cause the Sold Companies to file such Tax Returns; provided, that Buyer may draw from the Escrow Account the amount of Taxes shown as due on such Tax Returns of the Sold Companies at least two (2) Business Days before the date such Taxes are due, to the extent such Taxes are not reflected in the calculation of the Final Purchase Price Elements. Seller shall (x) provide Buyer with drafts of any such income Tax Returns for Buyer’s review and comment at least thirty (30) days prior to the filing of such Tax Returns and (y) use commercially reasonable efforts to provide any such non-income Tax Returns for Buyer’s review and comment at least fifteen (15) days prior to the filing of such Tax Returns; provided, further, that Seller shall consider Buyer’s comments in good faith.

(c) Buyer shall prepare and file, or cause to be prepared and filed, any Tax Returns of the Sold Companies for all Straddle Periods in a manner consistent with the past practices of the Sold Companies to the extent permitted under applicable Law and Buyer may draw from the Escrow Account the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date at least two (2) Business Days before the date such Taxes are due, to the extent such Taxes are not reflected in the calculation of the Final Purchase Price Elements; provided, that Buyer shall (i) provide Seller with drafts of any such income Tax Returns for Seller’s review and comment at least thirty (30) days prior to the filing of such Tax Returns and (ii) use commercially reasonable efforts to provide any such non-income Tax Returns for Seller’s review and comment at least fifteen (15) days prior to the filing of such Tax Returns; provided, further, that Buyer shall consider Seller’s comments in good faith. For the purposes of this Section 5.5(c) and Section 8.2(a)(v), the Tax that relates to the portion of the Straddle Period constituting the Pre-Closing Tax Period shall (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction (x) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (y) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended at the close of business on the Closing Date.

(d) Buyer may, in its sole discretion, make an election under Section 338 of the Code with respect to the Sold Companies other than Storage AZ Buyer shall provide notice to Seller upon making any such election and Seller shall provide such notice to its shareholders pursuant to Treasury Regulation § 1.338-2(e)(4). Buyer shall not make any Tax election under the Code with respect to Storage AZ that would cause the sale of Storage AZ stock to be treated as an asset sale for Tax purposes, including an election pursuant to Section 338 of the Code.

(e) Any Tax refunds that are received by Buyer, or, after the Closing, the Sold Companies, and any amounts credited against Tax to which Buyer or the Sold Companies become entitled, with respect to Taxes paid by the Sold Companies for a Tax period (or portion thereof) ending on or prior to the Closing Date shall be for the account of Seller, except as noted below. Buyer shall promptly pay over to Seller the amount of any such refund or any such credit, less any reasonable out-of-pocket expenses or Taxes actually due as a result of such Tax refund, within five (5) days after the receipt or entitlement thereto, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund was reflected in the calculation of the Final Purchase Price Elements. To the extent there is a taxable loss shown on Storage AZ’s U.S. federal income Tax Return for the taxable period ending on the Closing Date, Seller shall prepare, pursuant to the procedures set forth above in Section 5.5(b), a refund claim on IRS Form 1139 (or other applicable IRS Form and, to the extent possible, any corresponding state income Tax form or return) for the carryback of such loss. Upon reasonable request by Seller, and at the expense of Seller, Buyer shall use commercially reasonable efforts to cause the Sold Companies to seek refunds and credits described in this Section 5.5(e). To the extent any Tax refund or credit paid to Seller pursuant to this Section 5.5 or reflected in the calculation of the Final Purchase Price Elements is subsequently disallowed or required to be returned to the applicable Taxing Authority, Seller agrees promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Buyer.

Section 5.6 Employees; Benefit Plans.

(a) No later than five (5) Business Days after the date of this Agreement, Buyer shall deliver to each Business Employee as of the date of this Agreement (other than the Key Employees and other than Business Employees employed outside of the United States whose employment will transfer to Buyer by operation of Law upon the Closing), and no later than five (5) Business Days after each date Seller notifies Buyer in writing of the hiring of any new Business Employee (other than any Business Employee employed outside of the United States whose employment will transfer to Buyer by operation of Law upon the Closing) after the date of this Agreement and prior to the date that is six (6) Business Days prior to the Closing Date (subject to compliance with Section 5.1(b)(xvi) with respect to any such hiring, if applicable) (each, a “New Business Employee”), Buyer shall deliver to such Business Employee, in each case an offer of employment in the form attached hereto as Exhibit H (the “Offer Letter”), which Offer Letter shall, subject to the last sentence of this Section 5.6(a), provide for “at-will” employment with Buyer or an Affiliate thereof (including one of the Sold Companies) following the Closing and (i) an initial annual base salary or annual wage level, as applicable, that is not less than the annual base salary or wage level, as applicable, as in effect for each such Business Employee immediately prior to the Closing, (ii) total annual target cash compensation (comprised of an initial annual base salary or annual wage level, as applicable, and, other than with respect to Business Employees participating in a sales incentive program as of immediately prior to the Closing, a bonus opportunity, as applicable) that is not less than the total annual target cash compensation in effect for each such Business Employee immediately prior to the Closing, (iii) defined contribution pension and welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Buyer and its Affiliates, and (iv) a place of employment within twenty-five (25) miles of such Business Employee’s place of employment as of immediately prior to the Closing. Each Business Employee (including each Key Employee) who continues in employment with Buyer or an Affiliate thereof (including one of the Sold Companies) after the Closing shall hereinafter be referred to as a “Continuing Employee”. Subject to the terms of any Key Employee Offer Letter, with respect to all Continuing Employees, Buyer hereby agrees to maintain, or cause such applicable Affiliate to maintain, the annual base salary or annual wage level, as applicable, annual target bonus or commission opportunity, as applicable, and defined contribution pension and welfare benefits that are collectively no less favorable in the aggregate than the annual base salary or annual wage level, annual target bonus or commission opportunity, defined pension and welfare benefits provided collectively to similarly situated employees of Buyer and its Affiliates for a period of no less than one (1) year following the Closing; provided, however, that, for Business Employees employed outside of the United States, the terms and conditions of employment shall be as required by applicable Law.

(b) As soon as reasonably practicable after the date of this Agreement (and, with respect to any New Business Employee, as soon as reasonably practicable after such New Business Employee’s acceptance of an Offer Letter delivered by Buyer pursuant to Section 5.6(a)), Buyer shall provide reasonable information to Business Employees regarding Buyer’s (or any of its applicable Affiliates’) employee benefit plans (to the extent such plans will be made available to Business Employees as contemplated by Section 5.6(a)) and employee orientation sessions with respect to the continued employment of the Business Employees after the Closing with Buyer or its Affiliates (including the Sold Companies) (with such sessions to be held at the offices of the Sold Companies where such Business Employees are currently located during scheduled work hours at times reasonably agreed in writing by Seller and Buyer). During the Pre-Closing Period, (i) Seller shall allow Buyer to meet with Business Employees (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Seller and Buyer, in any case, as reasonably necessary in connection with the continued employment of the Business Employees after the Closing with Buyer or its Affiliates (including the Sold Companies); provided, that Seller shall have the right to have a representative present during any such contact between Buyer and any Business Employees, and (ii) Buyer shall provide to Seller each material written communication (including all forms of Offer Letters), Buyer or any of its Affiliates intends to deliver to any of the Business Employees regarding his or her continued employment after the Closing at least 48 hours prior to the delivery of such communication to the Business Employee and shall consider in good faith any comments to such communication Seller may provide to Buyer prior to the expiration of such 48-hour period before delivering such communication to the Business Employees. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall reasonably cooperate with Buyer to encourage and facilitate each of the Business Employees entry into an Offer Letter as soon as reasonably practicable after the delivery of such Offer Letter to such Business Employee and to not revoke or repudiate such Offer Letter or otherwise cease to be employed by a Sold Company prior to the Closing Date, and neither Seller nor Buyer shall, and each of Seller and Buyer shall cause their Affiliates not to, make any communication to any Business Employee or engage in any other activity, in each case, that is intended to, or that would reasonably be expected to, discourage any Business Employee from promptly executing and delivering the Offer Letter delivered to such Business Employee pursuant to Section 5.6(a) or encourage any Business Employee or Key Employee to revoke or repudiate the Offer Letter or Key Employee Offer Letter, as applicable, of such Business Employee or Key Employee or otherwise cease to be employed by a Sold Company prior to the Closing Date.

(c) Buyer shall, or shall cause its Affiliates to, use reasonable best efforts to recognize each Continuing Employee’s service with Seller, the Sold Companies, or any of their respective Affiliates or predecessors as of the Closing Date as service with Buyer, the Sold Companies or any of their respective Affiliates, as applicable, for all purposes (including eligibility, vesting, eligibility waiting periods and benefit accruals but excluding benefit accruals under any defined benefit pension plan and any equity incentive plans) in Buyer’s or its Affiliates’ employee benefit plans, agreements, policies or other arrangements in which such Continuing Employees participate following the Closing Date (the “Buyer Benefit Plans”) (unless such credit would result in a duplication of benefits for the same period). In addition, (i) to the extent pre-existing condition limitations have been met or are otherwise inapplicable with respect to Continuing Employees under each Company Benefit Plan or Seller Benefit Plan, as applicable, that is an employee welfare benefit plan as of the Closing Date, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive any such pre-existing condition limitations under the corresponding Buyer Benefit Plans and (ii) Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Continuing Employees and their respective spouses, same-sex domestic partners or dependents during the plan year in which the Closing occurs for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such plan year under the relevant Buyer Benefit Plans (to the extent such recognition would have been given under comparable Company Benefit Plans or Seller Benefit Plans prior to the Closing).

(d) Buyer shall, or shall cause its respective Affiliates to, credit each Continuing Employee with the accrued and unused vacation days and any personal and sickness days accrued in accordance with the vacation and personnel policies of Seller, the Sold Companies or any of their respective Affiliates in effect as of the Closing.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 5.5(e) are included for the sole benefit of the parties to this Agreement, and that nothing in this Agreement, whether express or implied, shall (i) create any third party beneficiary or other rights (x) in any other Person, including any current or former Business Employees, any participant in any Company Benefit Plan or any Seller Benefit Plan, or any dependent or beneficiary thereof, or any other service provider of Seller or the Sold Companies, or (y) to employment or continued employment with Buyer, the Sold Companies or any of their respective Affiliates, (ii) prevent or restrict in any way the right of Buyer or any of its Affiliates to terminate, reassign, promote or demote any employee, consultant, director, manager or other service provider of the Sold Companies (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time, (iii) be treated as an amendment or other modification of any Company Benefit Plan, any Seller Benefit Plan, any Buyer Benefit Plan or any other employee benefit plan, program or arrangement maintained by Buyer or any of its Affiliates, or (iv) obligate Buyer or its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Buyer or its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

Section 5.7 Treatment of Seller Options Held by Business Employees.

(a) Vested Business Employee Options.

(i) Prior to the Closing Date, Seller shall take, or cause to be taken, all actions necessary to cause each Vested Business Employee Option to be cancelled and terminated immediately prior to the Closing, and converted into the right of the holder thereof to receive, at the times specified in this Section 5.7(a), (i) an amount in cash equal to the product of (A) the excess (if any) of (1) the Vested Per Share Portion of the Distributable Closing Date Consideration over (2) the applicable exercise price per Seller Share under such Vested Business Employee Option, multiplied by (B) the number of Seller Shares subject to such Vested Business Employee Option immediately prior to the Closing (the “Vested Business Employee Option Closing Date Consideration”), plus (ii) an amount in cash equal to the product (A) the Fully Diluted Per Share Portion of the Legacy Defense Value, multiplied by (B) the number of Seller Shares subject to such Vested Business Employee Option immediately prior to the Closing (the “Vested Business Employee Option Legacy Defense Consideration”), plus (iii) an amount in cash equal to the product of (A) the Vested Per Share Portion of the Excess Amount (if any), multiplied by (B) the number of Seller Shares subject to such Vested Business Employee Option immediately prior to the Closing (the “Vested Business Employee Option Excess Amount Consideration”), plus (iv) an amount in cash equal to the product of (A) the Vested Per Share Portion of Escrow Release Consideration (if any), multiplied by (B) the number of Seller Shares subject to such Vested Business Employee Option immediately prior to the Closing (the “Vested Business Employee Option Escrow Release Consideration” and collectively, (i) through (v), the “Vested Business Employee Option Payments”), plus (v) an amount in cash equal to the product of (A) the Vested Per Share Portion of each Holdback Release Amount (if any), multiplied by (B) the number of Seller Shares subject to such Vested Business Employee Option immediately prior to the Closing (the “Vested Business Employee Option Holdback Release Consideration”). Notwithstanding the foregoing, Seller shall cause each Vested Business Employee Option that is outstanding immediately prior to the Closing and has an exercise price per Seller Share that is equal to or greater than the Vested Per Share Portion of the Distributable Closing Date Consideration will be cancelled and terminated immediately prior to the Closing without consideration therefor.

(ii) As soon as administratively practicable after the Closing Date, Seller shall pay (or caused to be paid to) each former holder of a Vested Business Employee Option (A) the Vested Business Employee Option Closing Consideration and (B) the Vested Business Employee Option Legacy Defense Consideration with respect to each Vested Business Employee Option formerly held by such holder, in each case, subject to all applicable withholdings and without interest.

(iii) As soon as reasonably practicable after the Determination Date and the receipt of any payments required pursuant to Section 2.5(e), Seller shall pay by wire transfer of immediately available funds to Buyer or an Affiliate (including any of the Sold Companies), to an account as directed by Buyer, on behalf of the former holders of Vested Business Employee Options, the aggregate amount of the Vested Business Employee Option Excess Amount Consideration (if any) with respect to all formerly outstanding Vested Business Employee Options, without interest. Buyer shall, or shall cause an Affiliate (including any of the Sold Companies) to, pay each former holder of a Vested Business Employee Option the Vested Business Employee Option Excess Amount Consideration (if any) with respect to such Vested Business Employee Option formerly held by such holder, in each case, subject to all applicable withholdings and without interest, no later than the next payroll payment date that is no earlier than three (3) Business Days after the date Buyer (or such Affiliate) receives such Vested Business Employee Option Excess Amount Consideration (if any) from Seller pursuant to the preceding sentence.

(iv) As soon as reasonably practicable after the receipt by Seller of any Escrow Release Consideration, Seller shall pay by wire transfer of immediately available funds to Buyer or an Affiliate (including any of the Sold Companies), to an account as directed by Buyer, on behalf of the former holders of Vested Business Employee Options, the aggregate amount of such Vested Business Employee Option Escrow Release Consideration with respect to all formerly outstanding Vested Business Employee Options, without interest. Buyer shall, or shall cause an Affiliate (including any of the Sold Companies) to, pay each former holder of a Vested Business Employee Option any Vested Business Employee Option Escrow Release Consideration with respect to such Vested Business Employee Option formerly held by such holder, in each case, subject to all applicable withholdings and without interest, no later than the next payroll payment date that is no earlier than three (3) Business Days after the date Buyer (or such Affiliate) receives any such Vested Business Employee Option Escrow Release Consideration from Seller pursuant to the preceding sentence.

(v) As soon as reasonably practicable after any Holdback Release Determination Date (or, in the case of the Holdback Release Deadline and where a balance of the Holdback Amount remains, within five (5) Business Days thereof), Seller shall pay or cause to be paid to each former holder of a Vested Business Employee Options any Vested Business Employee Option Holdback Release Consideration with respect to such Vested Business Employee Option formerly held by such holder, in each case, subject to all applicable withholdings and without interest; provided, that Seller shall in all cases make or cause to be made any such payments prior to the Holdback Release Deadline.

(vi) Notwithstanding anything to the contrary in this Section 5.7(a), the amount of any employer payroll Taxes payable in connection with any Vested Business Employee Option Payment paid to any former holder of a Vested Business Employee Option shall be paid (A) by Seller, to the extent that the deduction for the corresponding Vested Business Employee Option Payment is required to be taken on or prior to the Closing Date, and (B) by Buyer, to the extent that the deduction for the corresponding Vested Business Employee Option Payment is required to be taken after the Closing Date.

(b) Assumed Business Employee Options.

(i) Prior to the Closing Date, each of Buyer and Seller shall take, or cause to be taken, all actions reasonably necessary to cause each Assumed Business Employee Option to be assumed by Buyer at the Closing in accordance with this Section 5.7(b)(i). Subject to the immediately following sentence, each Assumed Business Employee Option shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Closing (including the vesting schedule and such other terms and conditions as are set forth in the Seller Option Plan and the applicable stock option agreement with respect to such Assumed Business Employee Option, the forms of which have been previously provided to Buyer), except that such Assumed Business Employee Option thereafter shall be or become in accordance with its terms exercisable for that number of whole Buyer Shares equal to the product (rounded down to the next whole number of Buyer Shares) of (i) the number of Seller Shares that would have been issuable upon exercise of such Assumed Business Employee Option immediately prior to the Closing (assuming, solely for this purpose, that such Assumed Business Employee Option was vested and exercisable immediately prior to the Closing) multiplied by (ii) the Option Exchange Ratio, and the per share exercise price for the Buyer Shares payable upon exercise of such Assumed Business Employee Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing (i) the per share exercise price of such Assumed Business Employee Option immediately prior to the Closing by (ii) the Option Exchange Ratio. At the Closing, the Seller Option Plan shall be deemed assumed by Buyer with respect to Assumed Business Employee Options.

(ii) As soon as administratively practicable after the Closing Date, Seller shall pay (or cause to be paid to) each holder of an Assumed Business Employee Option an amount in cash equal to the product (A) the Fully Diluted Per Share Portion of the Legacy Defense Value, multiplied by (B) the number of Seller Shares subject to such Assumed Business Employee Option immediately prior to the Closing, in each case, subject to all applicable withholdings and without interest.

(iii) Buyer will use commercially reasonable efforts to (A) cause the Buyer Shares issuable upon exercise of the Assumed Business Employee Options to be registered with the U.S. Securities and Exchange Commission on Form S-8 as soon as reasonably practicable following the Closing (and in any event no later than sixty (60) days following the Closing Date), (B) maintain the effectiveness of such registration statement for so long as such Assumed Business Employee Options remain outstanding, and (C) maintain a sufficient number of reserved Buyer Shares for issuance upon exercise thereof.

(c) Reimbursement of Certain Costs and Expenses. The Seller Group agrees, to reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses (which, for the avoidance of doubt, shall not include any allocation of Buyer’s overhead costs or the salary or benefits of any employees of Buyer or any of its Affiliates but shall include the costs and expenses of any independent contractors or other third parties engaged by Buyer or any of its Affiliates to the extent such engagement is directly related to administering the distribution of the payments contemplated by this Section 5.7(c)) incurred by Buyer in connection with administering the distribution of any payments received from Seller pursuant to Section 5.7(a)(iii) or Section 5.7(a)(iii) (including, without limitation, processing tax withholdings and payroll adjustments) to holders of the Vested Business Employee Options; provided, however, that the aggregate reimbursement obligation of the Seller Group pursuant to this Section 5.7(c) shall not exceed $100,000 without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed).

Section 5.8 Non-Competition; Non-Solicitation.

(a) For a period of thirty (30) months following the Closing Date, each member of the Seller Group agrees that it will not, and will cause the other Remaining Entities not to, participate or engage in the manufacture, licensing, distribution or sale of any Enterprise Storage Device. For a period of twenty-four (24) months following the Closing Date, each member of the Seller Group agrees that it will not, and will cause the other Remaining Entities not to, participate or engage in the design of, or to engage or direct any third party to design on behalf of any Remaining Entity, any Enterprise Storage Device. Notwithstanding the foregoing, this Section 5.8(a) shall not (i) prohibit any member of the Seller Group or other Remaining Entity, directly or through any Affiliate, from hereafter (A) investing in or holding not more than 10% of the outstanding capital stock or other ownership interests of any Person or (B) acquiring and continuing to own and operate any Person that participates or engages in the manufacture, licensing, distribution, sale or design of any Enterprise Storage Device if such actions account for no more than 10% of such Person’s revenues for the trailing four quarters measured at the time of such acquisition; and (ii) apply to (A) any products that are manufactured by any of the Remaining Entities or any third parties that are bought and sold or otherwise handled by any of the Remaining Entities as a logistics provider, (B) any products for which any of the Remaining Entities is acting as a contract manufacturer, which products are manufactured based upon specifications, designs and software provided by third parties, (C) any products sold in Brazil that have a Serial ATA interface and the core performance and features of which have been designed by a third party, or (D) products for use in the Legacy Defense Business, the current part numbers of which are listed on Annex II of Exhibit A attached hereto. In the event that any member of the Seller Group or any of the other Remaining Entities shall sell to a Person any portion of their respective businesses (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise), the restrictions contained in this Section 5.8(a) shall not prohibit such sale and shall not apply to any such Person or such Person’s Affiliates (other than the Seller Group and the other Remaining Entities); provided, that the Seller Group shall continue to be bound by this Section 5.8(a) following such sale.

(b) For a period of twenty-four (24) months following the Closing Date, each member of the Seller Group agrees that it will not, and will cause the other Remaining Entities not to, directly or indirectly, hire or employ or solicit the employment of, or make or extend any offer of employment to, any Business Employee who is then employed by Buyer or the Sold Companies or their Affiliates, or any Person who is covered by the immediately following sentence. The restrictions of this Section 5.8(b) shall cease to apply to a Business Employee three (3) months after the later of the date of termination of his or her employment with Buyer, any of the Sold Companies or any of their Affiliates, without any solicitation or encouragement by any Remaining Entity or any of its Affiliates. Notwithstanding the foregoing, nothing in this Section 5.8(b) shall restrict or preclude any Remaining Entity or its Affiliates from, directly or indirectly, hiring or employing or soliciting the employment of, or making or extending any offer of employment to, any Business Employee (i) resulting from generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms that are not instructed to solicit the Business Employees or (ii) if such Business Employee approaches any Remaining Entity or any of its Affiliates on an unsolicited basis.

(c) Each of Buyer and the Seller Group mutually agree that this Section 5.8 is reasonable and necessary to protect and preserve Buyer’s and the Seller Group’s legitimate business interests and the value of the business of the Sold Companies, the Sold Shares and the

Seller Group’s other businesses, and to prevent any unfair advantage conferred on any party and their respective successors.

(d) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.8 is invalid or unenforceable, then each member of the Seller Group and Buyer agree that the court or tribunal will have the power (but without affecting the right of any member of the Seller Group or Buyer to obtain the relief provided for in this Section 5.8 in any jurisdiction other than such court’s or tribunal’s jurisdiction) to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. To the extent it may effectively do so under applicable Law, each member of the Seller Group and hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 5.8 invalid, void or unenforceable in any respect.

(e) Each member of the Seller Group acknowledges and agrees that the remedy of indemnity payments pursuant to ARTICLE VIII and the other remedies at law for any breach or threatened breach of this Section 5.8 would be inadequate, and agrees that without intending to limit any additional available remedies, temporary and permanent injunctive and other equitable relief (including specific performance) may be granted to Buyer without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce this Section 5.8.

Section 5.9 Termination of Intercompany Arrangements.

(a) On or prior to the Closing Date, Seller shall deliver to Buyer a copy of a payoff letter (subject to Seller’s receipt of the Estimated Purchase Price pursuant Section 2.2(b)), in customary form, from SMART Worldwide under the Revolving Credit Agreement. On or prior to the Closing Date, Seller shall deliver all notices (which notices may be subject to the consummation of the Closing) and take all other actions to facilitate the termination of all commitments under the Revolving Credit Agreement, the repayment in full of all Obligations (as defined in the Revolving Credit Agreement) then outstanding to SMART Worldwide, the release of any Liens and termination of all guarantees in connection therewith on the Closing Date (such repayment, release and termination, the “Revolving Credit Agreement Release”); provided, that in no event shall this Section 5.9 require the Seller or any of the Sold Companies or its other Subsidiaries to cause such Revolving Credit Agreement Release unless the Closing shall occur substantially concurrently and the Seller has received the Estimated Purchase Price pursuant to Section 2.2(b). Upon receipt of the Estimated Purchase Price pursuant to Section 2.2(b), Seller shall repay or cause to be repaid to SMART Worldwide all Obligations outstanding as of the Closing Date.

(b) Excluding (i) the Revolving Credit Agreement (which is addressed in Section 5.9(a) above) and (ii) each of the Closing Agreements (which shall remain in effect following the Closing in accordance with their terms), Seller shall cause (i) all Contracts (other than the Contracts set forth on Section 5.9(b) of the Seller Disclosure Schedule (the “Existing Shared Services Agreements”)) between the Sold Companies, on the one hand, and any of the

Remaining Entities, on the other hand, to be terminated at or prior to the Closing, and shall cause any amounts payable thereunder to be paid as required prior to the close of business on the Business Day immediately preceding the Closing Date. Seller shall also cause the Existing Shared Services Agreements to be terminated at or prior to the Closing, provided that any outstanding receivables or payables between the Sold Companies, on the one hand, and Seller or any of its Affiliates (other than the Sold Companies), on the other hand, in each case arising under the Existing Shared Services Agreements (the “Interdivisional Payables and Receivables”) shall remain outstanding and shall be paid and satisfied by the party that is the obligor in accordance with the terms thereof (and the termination of the Existing Shared Services Agreements shall not otherwise relieve the obligor of such obligations under such Interdivisional Payables and Receivables); provided, that the termination of any such Contracts, is not intended to, and shall not be deemed to, impair, alter, or change any of the Sold Companies’ or the Remaining Entities’ ownership rights in the assets of their respective businesses.

(c) Buyer agrees to take any and all actions necessary to cause Seller and its Affiliates (other than the Sold Companies) to be absolutely and unconditionally relieved, on or prior to the Closing Date, of all liabilities and obligations arising out of the Westford LC. To the extent Seller and its Affiliates are not absolutely and unconditionally relieved of all such liabilities and obligations on or prior to the Closing Date, Buyer agrees to continue to take any and all actions necessary to absolutely and unconditionally relieve Seller and its Affiliates of all such liabilities and obligations.

Section 5.10 Post-Closing Access to Records and Personnel.

(a) After the Closing for a period of three years, each party agrees to provide, or cause to be provided, to the other party and its Representatives, as soon as reasonably practicable after written request therefor and at the requesting party’s sole expense, reasonable access, during normal business hours, to the other parties’ employees and to any books, records, documents, files and correspondence in the possession or under the control of such party, in each case if and to the extent relating to the Sold Companies prior to the Closing and that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by any Governmental Entity having jurisdiction over the requesting party, including in accordance with the requirements of Regulation S-X under the Exchange Act, (ii) for use in any other Action or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement and the Closing Agreements; provided, however, that no party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney client or other similar privilege, and each party may redact information regarding itself or its Subsidiaries or otherwise not relating to the Sold Companies prior to the Closing, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney client or other similar privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Except as otherwise provided herein, each party agrees to use its reasonable commercial efforts to retain the books, records, documents, instruments, accounts,

correspondence, writings, evidences of title and other papers relating to the Sold Companies prior to the Closing (the “Books and Records”) in their respective possession or control for a commercially reasonable period of time, as set forth in their regular document retention policies, following the Closing Date or for such longer period as may be required by Law. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy, provided that, prior to such destruction or disposal (i) such party shall provide no less than 90 nor more than 120 days’ prior written notice to the other party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(c) In the case of a legal or other proceeding between one party or any of its Affiliates and a third party relating to the Sold Companies, this Agreement or any of the Closing Agreements (including any matters subject to indemnification hereunder or thereunder) or the transactions contemplated hereby or thereby, each party shall use its commercially reasonable efforts to make available to the other party, upon written request, the former (to the extent practicable), current (to the extent practicable) and future officers, employees, other personnel and agents of such party and its Subsidiaries as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available (other than materials covered by the attorney client privilege), to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved. The requesting party shall bear all out of pocket costs and expenses in connection with the foregoing.

(d) Any information owned by a party that is provided to a requesting party pursuant to this Section 5.10 shall be deemed to remain the property of the providing party. Nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. No party shall have any liability to any other party in respect of this Section 5.10 in the event that any information exchanged or provided pursuant to this Section 5.10 is found to be inaccurate. No party shall have any liability to any other party if any information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 5.10(d). Nothing in this Section 5.10 shall require any party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that any party is required under this Section 5.10 to disclose any such information, that party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

Section 5.11 Publicity; Confidentiality.

(a) Neither Seller nor Buyer shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other (which approval will not be unreasonably withheld or delayed), unless and only to the extent, in the judgment of such party upon the advice of its counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed; provided, that to the extent so required by applicable Law, the applicable party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party in advance of such release with respect to the text thereof.

(b) Buyer acknowledges that the information provided to Buyer in connection with this Agreement and the transactions contemplated hereby is subject to the Nondisclosure Agreement, the terms of which are incorporated herein by reference.

(c) Each of Seller and Buyer agrees that this Agreement and the Closing Agreements and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the Closing Agreements shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities on which the securities of such party or any of its Affiliates are listed and (iii) disclosure by Seller of customary information to investors or potential investors in investment funds affiliated with, or advised directly or indirectly by, Silver Lake Group, L.L.C., who have agreed to keep such information confidential. In the event that such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Seller and Buyer agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the Closing Agreements and to redact such terms of this Agreement and the Closing Agreements that either Seller or Buyer shall reasonably request.

Section 5.12 [Intentionally omitted].

Section 5.13 Resignation of Directors and Officers. To the extent requested in writing by Buyer no less than ten (10) Business Days prior to the Closing Date, Seller shall cause to be delivered to Buyer prior to the Closing Date written resignations of each director and officer of the Sold Companies requested by Buyer, which resignations shall be effective as of the Closing.

Section 5.14 Restructuring. Prior to the close of business on the Business Day immediately preceding the Closing Date, Seller, the Sold Companies and certain of Seller’s other Subsidiaries shall consummate the Restructuring as set forth on Exhibit A attached hereto pursuant to transfer documentation in the forms attached to Annex III of Exhibit A attached hereto.

Section 5.15 No Solicitation. During the Pre-Closing Period, Seller shall not, and shall cause each of the Sold Companies and each of Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and their respective investment fund Affiliates not to, and shall instruct each of the officers, directors and advisors (including, legal and financial advisors) of Seller and the Sold Companies not to, (i) solicit, initiate, knowingly facilitate, knowingly induce or knowingly encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Buyer or any of its Affiliates, (iii) furnish to any Person other than Buyer or any of its Affiliates any non-public information relating to, or in connection with or in consideration of, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any Contract providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Seller or any of the Sold Companies. Seller shall, and shall cause each of the Sold Companies and each of Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and their respective investment fund Affiliates to, and shall instruct each of the officers, directors and advisors (including, legal and financial advisors) of Seller and the Sold Companies to, cease and cause to be terminated any and all discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

Section 5.16 Notices of Certain Events. During the Pre-Closing Period, each of Seller and Buyer shall promptly notify the other party of:

(a) any written notice or, to the Knowledge of Seller or Buyer (as applicable), other communication received by Seller or Buyer, respectively, from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or, to the Knowledge of Seller or Buyer (as applicable), other communication received by Seller or Buyer, respectively, from any Governmental Entity (i) delivered in connection with the transactions contemplated by this Agreement or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have (x) with respect to Seller, a Material Adverse Effect and (y) with respect to Buyer, an adverse effect on the ability of Buyer, or the timing of the ability of Buyer, to consummate the transactions contemplated by this Agreement;

(c) with respect to Seller, any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Sold Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9(e) or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) with respect to Buyer, any Actions commenced or, to the knowledge of Buyer, threatened against, relating to or involving or otherwise affecting Buyer, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.4 or that relate to the consummation of the transactions contemplated by this Agreement.

No such notice shall be deemed to supplement or amend the Seller Disclosure Schedule or the Buyer Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Seller or Buyer in this Agreement, or (ii) determining whether any of the conditions set forth in ARTICLE VI has been satisfied.

Section 5.17 Preparation for Transition Services. Buyer agrees to reimburse Seller promptly for the out-of-pocket expenses incurred by Seller or any of its Affiliates and identified in Section 5.17 of the Seller Disclosure Schedule and, in any event, no later than thirty (30) calendar days after Seller provides a written invoice for such reimbursement together with reasonable supporting detail as to such expenses.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions Precedent to Obligations of Seller. The obligations of Seller to effect the Closing under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties of Buyer set forth in ARTICLE IV (other than those representations and warranties that address matters as of a specific date) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made at and as of the Closing Date, and the representations and warranties of Buyer set forth in ARTICLE IV that address matters as of a specific date shall be true and correct in all material respects as of such specific date.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing Date.

(c) Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and executed by an authorized officer of Buyer, certifying to the fulfillment of the conditions specified in Section 6.1(a) and Section 6.1(b).

(d) HSR Act. The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired (or early termination shall have been granted) or been received.

(e) No Injunctions, Orders or Restraints; Illegality. No Order (whether temporary or permanent) nor any law, rule or regulation of any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated by this Agreement illegal or (ii) otherwise prohibiting, restraining or enjoining the consummation of the transactions contemplated by this Agreement.

Section 6.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to effect the Closing under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Buyer in whole or in part to the extent permitted by applicable Law):

(a) Representations and Warranties. (i) The representations and warranties of Seller set forth in ARTICLE III (other than (x) the Seller Fundamental Reps and (y) those other representations and warranties that address matters as of a specific date) (A) that are qualified by materiality or Material Adverse Effect qualifications shall be true and correct in all respects as so qualified as of the date of this Agreement (subject to the proviso to this sentence) and (B) that are not qualified by materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of the date of this Agreement (subject to the proviso to this sentence), (ii) the representations and warranties of Seller set forth in ARTICLE III that address matters as of a specific date (other than the Seller Fundamental Reps) (A) that are qualified by materiality or Material Adverse Effect qualifications shall be true and correct in all respects as so qualified as of such specific date (subject to the proviso to this sentence) and (B) that are not qualified by materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of such specific date (subject to the proviso to this sentence), (iii) the representations and warranties of Seller set forth in ARTICLE III (other than (x) the Seller Fundamental Reps and (y) those other representations and warranties that address matters as of a specific date) shall be true and correct as of the Closing Date as though then made at and as of the Closing Date (without giving effect to references to materiality or Material Adverse Effect in such representations and warranties), except where the failure of such representations and warranties referenced in this clause (iii) to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect and (iv) the Seller Fundamental Reps (A) that are qualified by materiality or Material Adverse Effect qualifications shall be true and correct in all respects as so qualified as of the date of this Agreement (subject to the proviso to this sentence) and as of the Closing Date as though made at and as of the Closing Date (except for such Seller Fundamental Reps which address matters only as of a specific date, which representations and warranties shall be true and correct in all respects as so qualified as of such specific date (subject to the proviso to this sentence)) and (B) that are not qualified by materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of the date of this Agreement (subject to the proviso to this sentence) and as of the Closing Date as though made at and as of the Closing Date (except for such Seller Fundamental Reps which address matters only as of a specific date, which representations and warranties shall be true and correct in all material respects as of such specific date (subject to the proviso to this sentence)); provided, however, that (i) if any representation or warranty set forth in ARTICLE III fails to be true and correct in all material respects as of the date of this Agreement or, with respect to any representation or warranty that addresses matters as of a specific date, as of such specific date, and Seller thereafter cures such inaccuracy, at no cost or detriment to Buyer or the Sold Companies (except to the extent such cost is taken into account in the Final Purchase Price Elements), so that such representation or warranty is true and correct in all material respects as of the date of such cure, then such representation or warranty for purposes of this Section 6.2(a) shall be deemed to have been true and correct in all material respects as of the date of this Agreement (or with respect to any representation or warranty that addresses matters as of a specific date, as of such specific date) and (ii) if, as of the date of this Agreement, Buyer has Knowledge of the breach of any representation or warranty set forth in ARTICLE III (as modified by the Seller Disclosure Schedule), then any failure of such representation or warranty set forth in ARTICLE III (as modified by the Seller Disclosure Schedule) to be true and correct shall, to the extent, and only to the extent, of Buyer’s Knowledge of such breach, not be taken into account in determining whether the condition specified in this Section 6.2(a) has been satisfied.

(b) Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by an authorized officer of Seller, certifying to the fulfillment of the conditions specified in Section 6.2(a) and Section 6.2(b).

(d) HSR Act. The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired (or early termination shall have been granted) or been received.

(e) No Injunctions, Orders or Restraints; Illegality. No Order (whether temporary or permanent) nor any law, rule or regulation of any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated by this Agreement illegal or (ii) otherwise permanently prohibiting, restraining or enjoining the consummation of the transactions contemplated by this Agreement.

(f) No Material Adverse Effect. Since the date hereof, there has not been any change, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect.

(g) Restructuring. The Restructuring shall have been consummated pursuant to Section 5.14.

(h) Employment Matters. (i) At least twelve (12) of the Key Employees have not revoked or repudiated their Key Employee Offer Letters or ceased to be employed by one of the Sold Companies (other than to become employed by the Buyer or one of its Affiliates), and (ii) at least 75% of the Business Employees shall have executed the Offer Letter delivered to them pursuant to Section 5.6(a) and not revoked or repudiated such Offer Letter or ceased to be employed by one of the Sold Companies (other than to become employed by the Buyer or one of its Affiliates); provided, however, that (x) if Buyer shall have failed to comply in all material respects with respect to its obligations pursuant to Section 5.6(a) and Section 5.6(b) as they apply with respect to any specific Business Employee, then such Business Employee shall have been deemed to have executed the Offer Letter delivered to them pursuant to Section 5.6(a) and deemed not to have ceased to be employed by one of the Sold Companies and (y) each Business Employee outside of the United States will be deemed to have executed and not revoked or repudiated an Offer Letter so long as such Business Employee does not cease to be employed by one of the Sold Companies (other than to become employed by the Buyer or one of its Affiliates).

(i) Consent. The Consent set forth on Section 6.2(i) of the Seller Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Buyer and shall be in full force and effect.

(j) SL Agreement. Buyer shall have received the SL Agreement, executed by each of Silver Lake Management Company III, L.L.C., a Delaware limited liability company (“SLMC”), and Silver Lake Management Company Sumeru, L.L.C., a Delaware limited liability company (“SLMCS”), which shall be in full force and effect as of the Closing.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing as follows:

(i) by mutual written consent of Seller and Buyer;

(ii) by Seller, if there shall have been a breach, following the date hereof, of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement such that the conditions set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if Seller is then in material breach of any of its obligations contained in this Agreement;

(iii) by Buyer, if there shall have been a breach, following the date hereof, of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.2(a)(iii) if Buyer is then in material breach of any of its obligations contained in this Agreement;

(iv) by either Seller or Buyer, if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order, decree or ruling which would have the effect of (A) making the consummation of the transactions contemplated by this Agreement illegal or (B) otherwise permanently prohibiting, restraining or enjoining the consummation of the transactions contemplated by this Agreement and such permanent injunction or other order, decree or ruling shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(a)(iv) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, such permanent injunction or other order, decree or ruling; and

(v) by either Seller or Buyer, if the Closing does not occur on or prior to 5:30 p.m. San Jose, California time on September 30, 2013 (as such date may be extended in accordance with this Section 7.1(a)(v), the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(a)(v) shall not be available to any party (A) whose breach of any provision of this Agreement has been a cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) in the event the other party has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending; provided, further, that if the conditions set forth in Section 6.1(d) and Section 6.2(d) have not been satisfied or waived on or prior to such date, but all other conditions set forth Section 6.1 and Section 6.2 in have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by Seller or Buyer (by delivery of written notice to the other party prior to 5:30 p.m. San Jose, California time on the Termination Date) to a date no later than January 31, 2014.

(b) In the event of termination by Seller or Buyer, or both, pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, Buyer shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller.

Section 7.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for each of Section 5.11 (Confidentiality), Section 5.17 (Preparation for Transition Services), Section 9.3 (Expenses; Transfer Taxes), Section 7.1 (Termination), Section 7.2 (Effect of Termination) and ARTICLE IX (Miscellaneous), each of which, shall survive such termination. Nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. Each representation and warranty contained in ARTICLE III and ARTICLE IV shall survive the Closing and shall terminate on the twelve (12) month anniversary of the Closing Date, except that (a) Seller’s representations and warranties set forth in Section 3.13 (the “Seller IP Reps”) shall survive the Closing and shall terminate on the eighteen (18) month anniversary of the Closing Date and (b) the Seller Fundamental Reps and Buyer Fundamental Reps shall survive the Closing and shall terminate ninety (90) days after the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing (collectively, the “Pre-Closing Covenants”) shall survive the Closing and shall terminate on the twelve (12) month anniversary of the Closing Date and (ii) that require performance after the Closing Date shall survive until the date or dates expressly specified therein or, if not so specified, until performed in accordance with their terms. Notwithstanding the provisions set forth in this Section 8.1, all representations and warranties made by Seller in this Agreement shall survive until the expiration of the applicable statute of limitations in the event of actual fraud by Seller or any of its Representatives.

Section 8.2 Indemnification by Seller.

(a) From and after the Closing, the Seller Group agrees, jointly and severally, to indemnify, defend and hold Buyer, each of its Affiliates (including the Sold Companies after the Closing) and each of their respective Representatives and Affiliates (the “Buyer Indemnified Persons”) harmless from and in respect of and shall compensate and reimburse each of the Buyer Indemnified Persons for any and all Losses, other than Losses taken into account in calculating the Final Purchase Price Elements, that they may incur arising out of or resulting from:

(i) any breach of any representations or warranties of Seller set forth in ARTICLE III or Exhibit A hereto as of the date of this Agreement ((x) except in the cases of Section 3.6, Section 3.16(a) and the definition of “Material Contracts” for purposes of clause (i) of Section 3.17(b), without giving effect to references to any “Material Adverse Effect” or other materiality qualification contained or incorporated directly or indirectly in such representations and warranties for purposes of determining any such breach or the calculation of Losses that the Buyer Indemnified Persons may incur arising out of or resulting from any such breach, (y) in the cases of Section 3.6, Section 3.16(a) and the definition of “Material Contracts” for purposes of clause (i) of Section 3.17(b), without giving effect to references to any “Material Adverse Effect” or other materiality qualification contained or incorporated directly or indirectly in such representations and warranties solely for purposes of determining the calculation of Losses that the Buyer Indemnified Persons may incur arising out of or resulting from any such breach and not for purposes of determining any such breach and (z) in the case of Section 3.13(g), without giving effect to the reference to “Knowledge of the Seller”); provided, that this Section 8.2(a)(i) shall not apply to any Losses arising out of or resulting from a breach of any Seller IP Rep if such Losses arise out of or result from third party claims or third party counterclaims in connection with, or as a result of, any claims first made against such third parties by Buyer or any of its Affiliates (including, after the Closing, the Sold Companies).

(ii) any breach of any representations or warranties of Seller set forth in ARTICLE III, Exhibit A hereto or the certificate delivered by or on behalf of Seller pursuant to Section 6.2(c) on and as of the Closing Date ((x) except in the cases of Section 3.6, Section 3.16(a) and the definition of “Material Contracts” for purposes of clause (i) of Section 3.17(b), without giving effect to references to any “Material Adverse Effect” or other materiality qualification contained or incorporated directly or indirectly in such representations and warranties for purposes of determining any such breach or the calculation of Losses that the Buyer Indemnified Persons may incur arising out of or resulting from any such breach, (y) in the cases of Section 3.6, Section 3.16(a) and the definition of “Material Contracts” for purposes of clause (i) of Section 3.17(b), without giving effect to references to any “Material Adverse Effect” or other materiality qualification contained or incorporated directly or indirectly in such representations and warranties solely for purposes of determining the calculation of Losses that the Buyer Indemnified Persons may incur arising out of or resulting from any such breach and not for purposes of determining any such breach and (z) in the case of Section 3.13(g), without giving effect to the reference to “Knowledge of the Seller”); provided, that this Section 8.2(a)(ii) shall not apply to any Losses arising out of or resulting from a breach of any Seller IP Rep if such Losses arise out of or result from third party claims or third party counterclaims in connection with, or as a result of, any claims first made against such third parties by Buyer or any of its Affiliates (including, after the Closing, the Sold Companies);

(iii) any failure of Seller to perform any of its covenants or other agreements contained in this Agreement or in Exhibit A hereto;

(iv) any Unpaid Sold Company Transaction Expenses to the extent not taken into account in calculating the Estimated Purchase Price or the Final Purchase Price;

(v) (A) any Taxes imposed on the Sold Companies with respect to any Pre-Closing Tax Period, (B) any Taxes for which any of the Sold Companies (or any predecessors of the foregoing) is liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (C) any Taxes imposed on or payable by third parties with respect to which any of the Sold Companies has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing to the extent any of the Sold Companies does in fact so indemnify such third party, and (D) any Taxes imposed on the Sold Companies arising as a result of the Restructuring, (E) any liability for any withholding Tax imposed on any payments to Seller pursuant to this Agreement, and (F) any Taxes of Seller or its Affiliates (other than the Sold Companies);

(vi) the conduct and operation of the Legacy Defense Business before and following the Closing; and

(vii) the conduct and operation of the Remaining Entities before and following the Closing.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if any of the Buyer Indemnified Persons would otherwise be entitled to recover a Loss pursuant to this Agreement:

(i) none of the Buyer Indemnified Persons shall be entitled to any indemnification for a Loss pursuant to Section 8.2(a)(i) or Section 8.2(a)(ii) (in each case, other than with respect to breaches of Seller Fundamental Reps (excluding Section 3.12))

if, with respect to any individual item of Loss, such item (together with any related series of items of Loss) is less than $75,000 (each, a “De Minimis Claim”);

(ii) none of the Buyer Indemnified Persons shall be entitled to any indemnification for a Loss pursuant to Section 8.2(a)(i) or Section 8.2(a)(ii) (in each case, other than with respect to breaches of Seller Fundamental Reps) unless the aggregate of all indemnifiable Losses (excluding all De Minimis Claims) pursuant to Section 8.2(a)(i) and Section 8.2(a)(ii) (in each case, other than with respect to breaches of Seller Fundamental Reps) would exceed on a cumulative basis an amount equal to the product of (A) the Final Purchase Price multiplied by (B) 0.6% (the “Deductible”), and then only to the extent such Losses exceed the Deductible;

(iii) the maximum amount of, and the sole and exclusive resource with respect to, indemnifiable Losses that may be recovered by the Buyer Indemnified Persons in the aggregate pursuant to (A) Section 8.2(a)(i) and Section 8.2(a)(ii) (in each case, other than (x) with respect to breaches of Seller IP Reps or Seller Fundamental Reps or (y) claims for actual fraud) and (B) Section 8.2(a)(iii) with respect to a breach of a Pre-Closing Covenant (in each case, the “Escrow Limited Claims”) shall be the balance of the Escrow Account (if any) at the time of such recovery;

(iv) the maximum amount of indemnifiable Losses that may be recovered by the Buyer Indemnified Persons in the aggregate pursuant Section 8.2(a)(i) and Section 8.2(a)(ii) with respect to breaches of Seller IP Reps (including any amounts recovered from the Escrow Account) shall be an amount equal to the product of (A) the Final Purchase Price multiplied by (B) 20%;

(v) the maximum amount of indemnifiable Losses that may be recovered by the Buyer Indemnified Persons in the aggregate pursuant to this Agreement (including any claim for actual fraud as contemplated by Section 8.11) shall be the Final Purchase Price; and

(vi) for purposes of indemnification under Section 8.2(a), Losses shall not include any reduction in any net operating loss carryover, capital loss carryover, or Tax credit carryover of the Sold Companies with respect to a Pre-Closing Tax Period.

(c) Notwithstanding anything to the contrary set forth in this Agreement, for the avoidance of doubt:

(i) any payment of indemnifiable Losses a Seller Indemnifying Person is obligated to make to a Buyer Indemnified Person pursuant to this Section 8.2 shall be paid first, to the extent of any funds remaining in the Escrow Account, by release of funds to Buyer (on behalf of the applicable Buyer Indemnified Persons) from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall accordingly reduce the Escrow Amount; and

(ii) only with respect to any remaining indemnifiable Losses a Seller Indemnifying Person is obligated to make to a Buyer Indemnified Person pursuant to this Section 8.2 (other than the Escrow Limited Claims), then the Seller Group members shall be required to pay such additional indemnifiable Losses (subject to the express limitations set forth in this ARTICLE VIII) due and owing to any such Buyer Indemnified Person by wire transfer of immediately available funds in accordance with the terms of this Agreement.

(d) The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Buyer Indemnified Persons, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnified Persons or any of their Representatives.

Section 8.3 Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and hold Seller, each of its Affiliates and each of their respective Representatives and Affiliates (the “Seller Indemnified Persons”) harmless from and in respect and shall compensate and reimburse each of the Seller Indemnified Persons for any and all Losses that they may incur arising out of or resulting from:

(a) any breach of any representations or warranties of Buyer set forth in ARTICLE IV;

(b) any failure of Buyer to perform any of its covenants or other agreements contained in this Agreement;

(c) Losses with respect to liabilities and obligations arising out of the Westford LC;

(d) the conduct and operation of the businesses of the Sold Companies (excluding the Legacy Defense Business) before and following the Closing;

(e) any severance obligations payable to any Continuing Employee arising after the Closing due to any actions or inactions taken by, or at the direction of, Buyer or any of its Affiliates (including, after the Closing, the Sold Companies), other than any severance obligations that constitute Unpaid Sold Company Transaction Expenses.

Section 8.4 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty, covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 8.1), unless an Indemnified Party shall have incurred a Loss prior to such applicable survival termination date and made a proper claim for indemnification pursuant to Section 8.2 or Section 8.3, subject to the terms and conditions of this ARTICLE VIII, prior to such survival termination date, as applicable, including by delivering an Officer’s Claim Certificate to the Indemnifying Party in accordance with Section 8.9. If an Indemnified Party has made a proper claim for indemnification pursuant to Section 8.2 or Section 8.3 and in accordance with Section 8.9 prior to such survival termination date, then such claim for such Loss incurred (and only such claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 8.1.

Section 8.5 Notice and Opportunity to Defend. Other than with respect to Tax Claims (which shall be governed by Section 8.6), if there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.2 or Section 8.3, the party or parties seeking indemnification (the “Indemnified Party”) shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly. If such event involves any claim or the commencement of any Action by a third Person (a “Third Party Claim”), the Indemnified Party will give such Indemnifying Party prompt written notice of such Third Party Claim. The failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only if, and to the extent that, such failure prejudices the Indemnifying Party hereunder. In the event of any Third Party Claim, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party may only assume the defense of a Third Party Claim if (a) it acknowledges to the Indemnified Party in writing and without reservation of rights (subject to the limitations in this ARTICLE VIII) that there exists an indemnification obligation relating to such claim, (b) if such claim is an Escrow Limited Claim, the amount claimed in such claim is less than or equal to the current balance of the Escrow Account, (c) such claim does not primarily seek as a remedy the imposition of an equitable remedy that is binding upon Buyer or any of its Affiliates (including any of the Sold Companies), (d) such claim does not relate to or arise in connection with any criminal claim brought by a Governmental Entity, (e) such claim does not involve a Top Customer or Top Supplier and (f) an adverse resolution of such claim would not reasonably be expected to have material adverse effect on the business or operations of Buyer. After notice from the Indemnifying Party to the Indemnified Party of such election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to participate at its own expense in the defense of such Third Party Claim and the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal costs or expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with such participation. In either case, the Indemnifying Party and the Indemnified Party agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim. In no event may the Indemnifying Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim (other than a judgment or settlement that (A) is on exclusively monetary terms with such monetary amounts paid by the Indemnifying Party concurrently with the effectiveness of the settlement, (B) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Indemnified Party, and (C) provides a complete and unconditional release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third Party Claim for all matters asserted in connection with such Third Party Claim) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). Whether or not the Indemnifying Party shall have assumed the defense, such Indemnifying Party shall not be obligated to indemnify and hold harmless the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.6 Procedures for Tax Claims. If a tax audit or other claim shall be made against Buyer, the Sold Companies or their Affiliates by any Taxing Authority, which, if successful, would result in an indemnity payment by Seller pursuant to Section 8.2(a)(i) or Section 8.2(a)(ii) with respect to a breach of Seller’s representations or warranties in Section 3.8 or pursuant to Section 8.2(a)(v) (a “Tax Claim”), Buyer shall promptly notify Seller in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof, to the extent known by Buyer; provided, however, that any failure on the part of Buyer to so notify Seller shall not limit any indemnification obligations of Seller under ARTICLE VIII (except to the extent such failure materially prejudices the defense of the Tax Claim). If such Tax Claim is with respect to Taxes relating to a Pre-Closing Tax Period (other than any Straddle Periods), Seller shall have the right (but not the obligation) to control, at its own expense, the conduct and resolution of such Tax Claim, provided that Seller shall keep Buyer reasonably informed of all material developments on a timely basis and Buyer shall have the right to participate in such Tax Claim and, at its own expense, employ counsel of its choice for purposes of such participation. Seller shall not compromise or settle such Tax Claim without the Buyer’s written consent, which consent shall not be unreasonably withheld or delayed. If a Tax Claim is not controlled by Seller pursuant to the second sentence of this Section 8.6, Buyer shall control the conduct and resolution of such Tax Claim, provided that Buyer shall keep Seller reasonably informed of all material developments on a timely basis and Seller shall have the right to participate in such Tax Claim and, at its own expense, employ counsel of its choice for purposes of such participation. Buyer shall not compromise or settle such Tax Claim without the Seller’s written consent, which consent shall not be unreasonably withheld or delayed.

Section 8.7 Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, the amount of any Loss subject to indemnification pursuant to this ARTICLE VIII shall be calculated net of (a) any insurance proceeds actually received in cash (net of any applicable deductibles, co-payments, “retro premium” adjustments and similar costs or payments) by the Indemnified Party or any of its Affiliates on account of such Loss, (b) any Tax Benefits inuring to the Indemnified Party on account of such Loss and (c) any indemnification, contribution or other payment actually received in cash (net of any applicable costs of recovery or collection thereof) from any third Person with respect to such Loss. The Indemnified Party shall use its reasonable best efforts to (A) seek full recovery from any third parties and under all insurance policies covering, and all right to indemnification and/or contribution from third Persons in respect of, any Loss and (B) mitigate any actual or potential Loss, in each case to the same extent as it would if such Loss were not subject to indemnification pursuant to this ARTICLE VIII (including, for example, Buyer’s judgment regarding the impact such actions might have on customers and other third parties having material continuing business relationships with the Sold Companies). In the event that an insurance, indemnification, contribution or other recovery is made or a Tax benefit described in this Section 8.7(b) is realized by the Indemnified Party with respect to any Loss for which it has been indemnified pursuant to this ARTICLE VIII, then a refund equal to the aggregate amount of the recovery or benefit shall be paid promptly in immediately available funds to the Indemnifying Party that provided such indemnification to the Indemnified Party. If the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it pursuant to this ARTICLE VIII, the Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnified Party. For purposes hereof, “Tax Benefit” shall mean, with respect to any applicable Loss, any cash Tax savings or refunds that are received and actually recognized by the Indemnified Party in the tax year of the respective Loss, and any amounts actually credited against cash Taxes payable of the Indemnified Party in the tax year of the respective Loss, in each case determined on a with and without basis (comparing the actual cash Tax liability of the Indemnified Party for the applicable year against the hypothetical cash Tax liability of the Indemnified Party had such Loss not been incurred); provided, that no Tax Benefit shall be taken into account with respect to a Loss to the extent such Loss (or the receipt of an indemnity payment in respect of such Loss) would result in a reduction of Tax basis in depreciable or amortizable property; provided, further, that in no event shall the Tax Benefit be deemed to exceed the amount of any indemnification payment paid to the Indemnified Party. The Seller Indemnified Persons or the Buyer Indemnified Persons, as the case may be, shall not be entitled to recover more than once for the same Loss. No Seller Indemnified Person shall be entitled to recover any Loss if and to the extent such Loss is reflected in the calculation of Closing Indebtedness, Unpaid Sold Company Transaction Expenses or Closing Net Working Capital.

Section 8.8 Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Final Purchase Price, unless otherwise required by applicable Law.

Section 8.9 Procedures for Claims.

(a) If at any time prior to the expiration of the applicable survival period for a representation or warranty in Section 8.1, an Indemnified Party (or Seller or Buyer, as applicable, on behalf thereof) determines in good faith that it has a bona fide claim for indemnification pursuant to this ARTICLE VIII, such Indemnified Party may deliver to the Indemnifying Party a certificate signed by any officer of the Indemnified Party (any certificate delivered in accordance with the provisions of this Section 8.9(a), an “Officer’s Claim Certificate”):

(i) stating that an Indemnified Party has a claim for indemnification pursuant to this ARTICLE VIII;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive as a claim for indemnification pursuant to this ARTICLE VIII, which shall be the amount of Losses such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the material facts known to the Indemnified Party giving rise to such claim.

No delay in providing such Officer’s Claim Certificate prior to the expiration of the applicable survival period for a representation or warranty in Section 8.1 shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) At the time of delivery of any Officer’s Claim Certificate to the Indemnifying Party, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of the Indemnified Party.

(c) If the Indemnifying Party in good faith objects to any claim made by an Indemnified Party in any Officer’s Claim Certificate, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the 30-day period commencing upon receipt by the Indemnifying Party of the Officer’s Claim Certificate. A duplicate copy of such Claim Dispute Notice shall be delivered to the Escrow Agent by or on behalf of the Indemnifying Party. The Claim Dispute Notice shall set forth in reasonable detail, if and to the extent that such detail is available based upon the information available to such Indemnifying Party at such time, the principal basis for the dispute of any claim made by the Indemnified Party in the Officer’s Claim Certificate. If the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnified Party prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this ARTICLE VIII on the terms set forth in the Officer’s Claim Certificate and (ii) if cash remains in the Escrow Account, then the Indemnified Party may direct the Escrow Agent to deliver cash from the Escrow Account to the Indemnified Party in accordance with this Section 8.9(c).

(d) If the Indemnifying Party delivers a Claim Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Claim Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party shall be prepared and signed by both parties and, if cash remains in the Escrow Account, promptly delivered to the Escrow Agent, together with a Joint Direction (as defined in the Escrow Agreement) from Buyer and Seller pursuant to Section 4(b) of the Escrow Agreement directing the Escrow Agent to distribute cash from the Escrow Account in accordance with the terms of such memorandum.

(e) If no such resolution can be reached during the 45-day period following the Indemnified Party’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either the Indemnified Party or the Indemnifying Party may bring suit to resolve the objection in accordance with Section 9.1 and Section 9.13.

Section 8.10 Procedures for Release of Escrow Account.

(a) On the twelve (12) month anniversary of the Closing Date, Buyer and Seller shall deliver a Joint Direction to the Escrow Agent pursuant to Section 4(b) of the Escrow Agreement to release an amount from the Escrow Account to Seller equal to (i) the balance of the Escrow Account (if any) at such date less (ii) the aggregate amount of any outstanding unresolved claims of Buyer Indemnified Persons for indemnification pursuant to Section 8.2 set forth in a Claim Dispute Notice (each such claim, an “Unresolved Claim”). The aggregate amount of any Unresolved Claims retained in the Escrow Account in accordance with the preceding sentence is referred to as the “Retained Escrow Amount”).

(b) In the event and to the extent that (i) all or any portion of the amount of an Unresolved Claim is resolved against the relevant Buyer Indemnified Persons (such amount, a “Seller Favorable Outcome”) and (ii) the aggregate Retained Escrow Amount at such time exceeds the amount of the aggregate Unresolved Claims after giving effect to such Seller Favorable Outcome (such excess, if any, the “Retained Escrow Excess”), Buyer and Seller shall deliver a Joint Direction to the Escrow Agent pursuant to Section 4(b) of the Escrow Agreement to release an amount from the Escrow Account to Seller equal to such Retained Escrow Excess.

(c) In the event and to the extent that all or any portion of the amount of an Unresolved Claim is resolved in favor of the relevant Buyer Indemnified Persons (such amount, a “Buyer Favorable Outcome”), Buyer and Seller shall deliver a Joint Direction to the Escrow Agent pursuant to Section 4(b) of the Escrow Agreement to release an amount from the Escrow Account to Seller equal to such Buyer Favorable Outcome.

Section 8.11 Exclusive Remedy. Except as otherwise expressly provided in Section 2.5, Section 2.6 and, the indemnification provided in this ARTICLE VIII, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any party in connection with any Losses arising out of or resulting from this Agreement or the transactions contemplated hereby. The foregoing notwithstanding, nothing in this Section 8.11 shall limit or restrict the ability or right of any party hereto (x) to seek injunctive or other equitable relief for any breach or alleged breach of any provision of ARTICLE II, ARTICLE V, ARTICLE VIII or ARTICLE IX or (y) to pursue claims for actual fraud (without duplication for any Losses recovered pursuant to the indemnification provisions of this ARTICLE VIII); provided, that (i) any procedures in respect of and limitations on Losses or liabilities in this ARTICLE VIII shall in no event be diminished or circumvented by such relief and (ii) any such claim for actual fraud shall be subject to the limitation set forth in Section 8.2(b)(v). Buyer acknowledges and agrees that the Buyer Indemnified Persons may not avoid any limitation on liability by (A) seeking damages, subject to the foregoing clause (y), for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. EACH OF THE BUYER INDEMNIFIED PERSONS EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF THE BUYER INDEMNIFIED PERSONS UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF THE BUYER INDEMNIFIED PERSONS ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnified Persons’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 8.2 and Section 8.3) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law. This Agreement and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 9.2 Materiality; Disclosure Schedules. As used in this Agreement, unless the context would require otherwise, the term “material” and the concept of the “material” nature of an effect upon the Sold Companies shall be measured relative to the Sold Companies, taken as a whole. There have been included in the Seller Disclosure Schedule and/or the Buyer Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence for informational purposes and in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an agreement or admission by Seller or Buyer that such items are “material” or to further define the meaning of such term for purposes of this Agreement. With respect to the Seller Disclosure Schedule and Buyer Disclosure Schedule hereto, the disclosures made on any Schedule with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty to which it relates or to which such matter’s application or relevance is reasonably apparent.

Section 9.3 Expenses; Transfer Taxes.

(a) Whether or not the Closing takes place, and except as otherwise specified in this Agreement, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the Closing Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.

(b) All Transfer Taxes applicable to the conveyance and transfer from Seller to Buyer of the Sold Shares or the Sold Companies and any other transfer or documentary Taxes in connection therewith shall be borne by Seller.

Section 9.4 Amendments. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 9.5 Waiver. Any of the terms or conditions of this Agreement, which may be lawfully waived, may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed by or on behalf of such party making specific reference to this Agreement. No failure to enforce or delay in enforcing any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No single or partial exercise of any right, power or remedy by either party preclude any other or further exercise thereof or the exercise of any other right, power or remedy by such party.

Section 9.6 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its wholly-owned Subsidiaries, (ii) to a lender of Buyer as collateral for bona fide indebtedness for money borrowed or (iii) in connection with a merger, consolidation, conversion or sale of assets of Buyer; provided, that such transfer or assignment shall not relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer. Any attempted assignment without obtaining any such required consent shall be null and void.

Section 9.7 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered by hand (with written confirmation of receipt), (ii) one (1) Business Day following the day sent by an internationally recognized overnight courier service (with written confirmation of receipt) or (iii) delivered by facsimile (with written confirmation of transmission), in each case, at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by written notice given to the other parties pursuant to this provision):

If to any of the Seller Group members, to:

c/o SMART Storage Systems (Global Holdings), Inc.

39870 Eureka Dr.

Newark, CA 94560

Attn: General Counsel

Facsimile: (510) 623-1434

With a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attn: Chad Skinner

Facsimile: (650) 251-5002

If to Buyer:

SanDisk Corporation

951 SanDisk Drive

Milpitas, CA 95035-7933

Attn.: Chief Legal Officer

Facsimile: (408) 801-8657

With a copy (which shall not constitute notice or constructive notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Anthony J. Richmond

Facsimile: (650) 463-2600

Section 9.8 Complete Agreement. This Agreement (including the Annexes, Exhibits and Schedules attached hereto), the Nondisclosure Agreement, the Closing Agreements and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 9.9 Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail (in portable document format)), all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 9.10 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of ARTICLE VII and ARTICLE VIII, including the remedies (and limitations thereon) and the limitations on representations, warranties and covenants, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder.

Section 9.12 Third Parties. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except (i) shall be for the benefit of, and enforceable by, the D&O Indemnified Persons, (ii) ARTICLE VIII shall be for the benefit of, and enforceable by, the Buyer Indemnified Persons and the Seller Indemnified Persons (provided, that no Indemnified Party may bring a claim for indemnification pursuant to ARTICLE VIII without the prior written consent of Buyer or Seller, as the case may be), (iii) Section 9.15 shall be for the benefit of, and enforceable by, STB and (iv) Section 9.17 shall be for the benefit of, and enforceable by, the Nonparty Affiliates of the parties.

Section 9.13 Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Dover, Delaware (and any appellate court thereof), or if such court does not have (or declines to accept) jurisdiction, the United States District Court for the District of Delaware located in Wilmington, Delaware (and any appellate court thereof) for the purposes of any Action arising out of or relating to this Agreement or any transaction contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in the Court of Chancery of the State of Delaware located in Dover, Delaware (and any appellate court thereof), or if such court does not have (or declines to accept) jurisdiction, the United States District Court for the District of Delaware located in Wilmington, Delaware (and any appellate court thereof). Each of the parties hereto irrevocably and unconditionally and fully waives the defense of an inconvenient forum to the maintenance of such Action. Each of the parties hereto further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 9.7 hereof shall be deemed in every respect effective service of process in any such Action. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives (x) to the fullest extent permitted by Law any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (A) the Court of Chancery of the State of Delaware located in Dover, Delaware (and any appellate court thereof) or (B) the United States District Court for the District of Delaware located in Wilmington, Delaware (and any appellate court thereof), (y) waives to the fullest extent permitted by Law and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum and (z) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH OF THE PARTIES HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13(B).

Section 9.14 Fulfillment of Obligations. Any obligation of Seller to Buyer under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of Seller, shall be deemed to have been performed, satisfied or fulfilled by Seller.

Section 9.15 Provision Respecting Legal Representation. It is acknowledged by Buyer that each of the Seller Group members, the Sold Companies, Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and certain of their respective Affiliates have retained STB to act as its counsel in connection with the transactions contemplated hereby and that STB has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of STB for conflict of interest or any other purposes as a result thereof. Each of Seller and Buyer hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of the Sold Companies, on the one hand, and any of the Seller Group members, on the other hand, STB may represent such Seller Group member in such dispute even though the interests of such Seller Group member may be directly adverse to Buyer or any of the Sold Companies, and even though STB formerly may have represented each of the Seller Group members, the Sold Companies, Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and certain of their respective Affiliates in a matter substantially related to such dispute; provided, however, that this sentence shall not apply if STB, at the time of such dispute, is handling ongoing matters for Buyer or any of the Sold Companies. Buyer further agrees that, in connection with any future dispute between Buyer, any of the Sold Companies and/or any of their respective Affiliates, on the one hand, and any of the Seller Group members, Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and/or their respective Affiliates, on the other hand, with respect to the transactions contemplated by this Agreement, as to all communications among STB, the Seller Group members, the Sold Companies, Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the applicable Seller Group member, the applicable Sold Company, Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and/or the applicable Affiliate, as the case may be, and may be controlled by the applicable Seller Group member, the applicable Sold Company, Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and/or the applicable Affiliate, as the case may be, and shall not pass to or be claimed by Buyer or any of its Affiliates.

Section 9.16 Enforcement of Agreement. Each party acknowledges and agrees that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled at law or in equity, before or after the Closing each of the parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages or inadequacy of legal remedy, and without posting any bond, security or other undertaking. The pursuit of specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.

Section 9.17 Non-Recourse. Except to the extent otherwise set forth in the Nondisclosure Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative, or assignee of, and any financial advisor to, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Nondisclosure Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of another Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Nondisclosure Agreement, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any other Contracting Party’s Nonparty Affiliate in respect of this Agreement, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; (b) each Contracting Party disclaims any reliance upon any other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.18 Construction; Cooperation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.

Section 9.19 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

Section 9.20 Buyer Guaranty.

(a) Buyer hereby absolutely and unconditionally guarantees the timely performance and observance by BuyerSub of all its obligations to be performed or observed, and all of its liabilities, under this Agreement (such obligations, the “Guaranteed Obligations”).

(b) This guarantee by Buyer is an absolute, unconditional, continuing and irrevocable guaranty by Buyer of all Guaranteed Obligations now or hereafter existing, is in no way conditioned upon any requirement that any member of the Seller Group first attempt to collect or enforce any of the Guaranteed Obligations from Buyer or upon any other condition or contingency whatsoever and shall remain in full force and effect until all Guaranteed Obligations are indefeasibly performed in full and paid in cash. Buyer hereby waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Buyer might otherwise be entitled and any legal or equitable defenses to the enforcement of this guarantee.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

SMART STORAGE SYSTEMS (GLOBAL HOLDINGS), INC.

By:	/s/ Iain MacKenzie
Name: Iain MacKenzie
Title: Director, President and CEO

SANDISK CORPORATION

By:	/s/ Sanjay Mehrotra
Name: Sanjay Mehrotra
Title: Director

SANDISK MANUFACTURING

By:	/s/ Judy Bruner
Name: Judy Bruner
Title: Director

SALEEN HOLDINGS, INC., solely for purposes of Section 5.7(c), Section 5.8, ARTICLE VIII and ARTICLE IX

By:	/s/ Iain MacKenzie
Name: Iain MacKenzie
Title: Director

[Signature Page to Stock Purchase Agreement]

SALEEN INTERMEDIATE, INC., solely for purposes of Section 5.7(c), Section 5.8, ARTICLE VIII and ARTICLE IX

By:	/s/ Iain MacKenzie
Name: Iain MacKenzie
Title: Director

SMART WORLDWIDE HOLDINGS, INC., solely for purposes of Section 5.7(c), Section 5.8, ARTICLE VIII and ARTICLE IX

By:	/s/ Iain MacKenzie
Name: Iain MacKenzie
Title: Director, President

[Signature Page to Stock Purchase Agreement]

Exhibit A

Restructuring

See attached.

Exhibit B

Form of A&R IP Cross-License Agreement

See attached.

Exhibit C-1

Form of Buyer General Release

See attached.

Exhibit C-2

Form of Seller General Release

See attached.

Exhibit D

Closing Net Working Capital Methodology

See attached.

[Signature Page to Stock Purchase Agreement]

Exhibit E

Form of Escrow Agreement

See attached.

[Signature Page to Stock Purchase Agreement]

Exhibit F

Form of SL Agreement

See attached.

[Signature Page to Stock Purchase Agreement]

Exhibit G

Form of Transition Services Agreement

See attached.

[Signature Page to Stock Purchase Agreement]

Exhibit H

Form of Offer Letter

See attached.